As filed with the Securities and Exchange Commission on October __, 1997

                                                  Registration No. 333-_______


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                              ------------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                             -------------------

                          Consolidated Edison, Inc.
            (Exact name of registrant as specified in its charter)
                                    New York 4931
                                                        13-3965100
              (State or Other Jurisdiction of (Primary Standard
                         Industrial (I.R.S. Employer
              Incorporation or Organization) Classification Code
                        Number) Identification Number)

                                4 Irving Place
                           New York, New York 10003
                                (212) 460-3900
        (Address, Including Zip Code, and Telephone Number, Including
           Area Code, of Registrant's Principal Executive Offices)

                               Joan S. Freilich
                            Senior Vice President
                         and Chief Financial Officer
                                4 Irving Place
                           New York, New York 10003
                                (212) 460-2818
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:
  Peter J. O'Shea, Jr., Esq.        and                 M. Douglas Dunn, Esq.
   Senior Vice President                         Milbank, Tweed, Hadley & McCloy
    and General Counsel                            1  Chase Manhattan Plaza
  Consolidated Edison, Inc.                         New York, New York 10005
     4 Irving Place
  New York, New York 10003

       Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

       If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

       If this Form is to be filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------
  Title of Each    Amount to be  Proposed Maximum     Proposed Maximum         Amount of
      Class         Registered       Offering             Aggregate         Registration Fee
 of Securities to       (1)       Price Per Unit     Offering Price (2)           (3)
  be Registered                         (2)
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------==================
  Common Shares,    235,595,561       $33.10           $7,798,213,069          $793,440
  $.10 Par Value      Shares
---------------------------------------------------------------------------==================
(1)   The maximum number of shares of Common  Shares,  par value $.10 per share, of  Consolidated  Edison,  Inc.  issuable  to  holders of shares of Common
      Stock,  par value $2.50, of Consolidated  Edison Company of New York, Inc.
      ("Con  Edison")  pursuant to the Agreement and Plan of Exchange  described herein.
(2)   Pursuant to Rules 457(c) and 457(f)(1) of the  Securities  Act of 1933, as
      amended,  and solely for the purpose of calculating the registration  fee, the proposed maximum  aggregate  offering price is based on the product of
      (a)  235,595,561  shares and (b)  $33.10,  the average of the high and low prices  of Con  Edison's  Common  Stock as  reported  in the  consolidated reporting system on October 28, 1997.
(3)   Pursuant to Rule 457(b) the required fee of $2,363,095 has been reduced by
      $1,569,655,  the amount paid with respect to the  transaction on September
      19, 1997 pursuant to Section 14a-6(i)(1) of the Securities Exchange Act of
      1934, as amended,  in connection with the filing of the preliminary  proxy materials for the transaction.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[CON EDISON LETTERHEAD]







                                                        October 31, 1997


Dear Stockholder:

          You are cordially invited to attend a Special Meeting of Stockholders of your Company on Friday, December 12, 1997 at 10:00 a.m. The meeting will be held at the Company's headquarters, 4 Irving Place, New York, NY 10003.

          The meeting will give you the opportunity to consider and vote on a proposal to provide your Company with financial and regulatory flexibility needed to engage effectively in competitive businesses while it continues to operate its regulated electric, gas and steam utility business. The Board of Trustees has unanimously approved a holding company structure for Con Edison in which Con Edison will become a subsidiary of a holding company and holders of Con Edison's common stock will become the holders of the holding company's common stock. The Company's preferred stockholders will remain holders of Con Edison's preferred stock. The holding company will be named Consolidated Edison, Inc.

          The meeting will also give you the opportunity to consider and vote on a proposal to amend Con Edison's Certificate of Incorporation to change the authorized number of Trustees to "not more than 16" from "not less than 13 nor more than 20."

          I encourage you to vote "FOR" each of the proposals. Please sign and return your proxy card, whether or not you plan to attend the meeting, in the enclosed postage-paid envelope. You may vote in person at the meeting even if you previously sent in a proxy.

          Every vote counts. Approval of the holding company proposal will require the affirmative vote of the holders of two-thirds of the outstanding shares of Con Edison's Common Stock and $5 Cumulative Preferred. An abstention or failure to vote will have the same effect as a vote against the proposals.

                                                        Sincerely,



                                                        Eugene R. McGrath

                           [CON EDISON LETTERHEAD]
                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                TO BE HELD ON
                              December 12, 1997

Dear Stockholder:

      A Special Meeting of Stockholders of Consolidated Edison Company of New York, Inc. ("Con Edison") will be held at the Company's headquarters, 4 Irving Place, New York, NY 10003, on Friday, December 12, 1997 at 10:00 a.m.
for the following purposes:

      1. To adopt a holding company structure for Con Edison in which Con Edison will become a subsidiary of a holding company, Consolidated Edison, Inc. (the "Holding Company"), pursuant to an Agreement and Plan of Exchange that provides for all of the outstanding shares of Con Edison's Common Stock to be exchanged automatically on a share-for-share basis for shares of the Holding Company's Common Stock, as more fully described in the accompanying Proxy Statement and Prospectus (the "Holding Company Proposal");

      2. To authorize an amendment to Con Edison's Certificate of Incorporation to change the authorized number of Trustees to "not more than 16" from "not less than 13 nor more than 20" (the "Con Edison Board Proposal"); and

      3. To act upon such other matters as may properly come before the meeting, or any adjournments or postponements of the meeting.

      Holders of record of outstanding shares of Con Edison stock as of the close of business on October 28, 1997, the record date, are entitled to receive notice of the meeting. However, only holders of record of shares of Con Edison's Common Stock and $5 Cumulative Preferred Stock (voting together as a single class, the "Voting Stock") on the record date are entitled to vote at the meeting.

      If the Holding Company Proposal is implemented, a holder of record of Con Edison's Common Stock on the record date who did not vote "FOR" the Holding Company Proposal will be entitled to receive payment, in cash, of the fair value of the holder's shares if the holder follows the procedures provided in Sections 623 and 910 of the New York Business Corporation Law (included in Exhibit D to the accompanying Proxy Statement and Prospectus).

      Please sign and return your proxy card in the enclosed postage-paid envelope. Approval of the Holding Company Proposal will require the affirmative vote of the holders of two-thirds of the outstanding shares of the Voting Stock. The Con Edison Board Proposal must be approved by the affirmative vote of the holders of a majority of the outstanding shares of the Voting Stock. An abstention or failure to vote will have the same effect as a vote against the proposals.
                                          By Order of the Board of Trustees,

                                          ARCHIE M. BANKSTON
                                    Secretary
Dated: October 31, 1997

                CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

                          CONSOLIDATED EDISON, INC.

                        PROXY STATEMENT AND PROSPECTUS

      This Proxy Statement and Prospectus contains information relating to two separate proposals to be voted upon at a Special Meeting of Stockholders of Consolidated Edison Company of New York, Inc. ("Con Edison") to be held on Friday, December 12, 1997 at 10:00 a.m. or at any adjournment or postponement of the meeting (the "Special Meeting"). The Special Meeting will be held at Con Edison's headquarters, 4 Irving Place, New York, NY 10003.

      Proposal No. 1 - The "Holding Company Proposal" is to adopt a holding company structure for Con Edison in which, pursuant to an Agreement and Plan of Exchange (the "Plan of Exchange"), Con Edison will become a subsidiary of Consolidated Edison, Inc. (the "Holding Company") and the outstanding shares of Con Edison's Common Stock, $2.50 par value ("Con Edison Common Stock") will be exchanged automatically on a share-for-share basis (the "Share Exchange") for shares of the Holding Company's Common Shares, $.10 par value ("Holding Company Common Stock"). Up to 235,595,561 shares of Holding Company Common Stock may be issued in the Share Exchange. The Plan of Exchange may be amended or terminated and the Share Exchange is subject to certain conditions. See "PROPOSAL NO. 1 - THE HOLDING COMPANY PROPOSAL - Amendment or Termination and Conditions to the Share Exchange."

      Proposal No. 2 - The "Con Edison Board Proposal" is to authorize an amendment to Con Edison's Certificate of Incorporation to change the authorized number of Trustees to "not more than 16" from "not less than 13 nor more than 20."

      CON EDISON'S BOARD OF TRUSTEES HAS UNANIMOUSLY APPROVED THE HOLDING COMPANY PROPOSAL AND THE CON EDISON BOARD PROPOSAL, AND RECOMMENDS THAT YOU VOTE "FOR" BOTH PROPOSALS.

      Please vote for the proposals and mail your proxy card to us in the enclosed postage-paid envelope. The Holding Company Proposal must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Con Edison Common Stock and Con Edison's $5 Cumulative Preferred Stock (the "$5 Preferred"), voting together as a single class (the "Voting Stock"). The Con Edison Board Proposal must be approved by the affirmative vote of the holders of a majority of the outstanding shares of the Voting Stock. This means that an abstention or failure to vote will have the same effect as a vote against the proposals.

------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities regulator has approved the stock of Consolidated Edison, Inc. to be issued under this Proxy Statement and Prospectus, or determined if the Proxy Statement and Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
------------------------------------------------------------------------------

Proxy Statement and Prospectus, dated October 31, 1997, and first mailed to stockholders on or about November __, 1997

------------------------------------------------------------------------------
37
------------------------------------------------------------------------------



                              TABLE OF CONTENTS

                                                                            Page
Questions and Answers About the Holding Company Proposal....................3
List of Defined Terms ......................................................9
Introduction............................................................   10
      Record Date and Voting Rights........................................10
      Execution and Revocation of Proxy....................................11
      Attendance and Procedures at the Special Meeting.....................11
      Stockholder Proposals for 1998 Annual Meeting........................12
Proposal No. 1 - The Holding Company Proposal..............................12
      The Holding Company Proposal.........................................12
      Reasons for the Holding Company Proposal.............................12
            General........................................................12
            Changing Regulatory Environment................................12
            Flexibility for Utility and Competitive Businesses.............13
      The Holding Company's Business.......................................14
            The Holding Company............................................14
            Con Edison.....................................................15
            Other Holding Company Subsidiaries.............................18
      Directors and Officers...............................................19
      Dividends............................................................20
      Certificate of Incorporation and By-laws of the Holding Company......21
            Holding Company Capital Stock..................................21
            Comparative Stockholder Rights ................................22
      Possible Effect of Certain Holding Company Provisions and New York Law24
            Authorized But Unissued Shares.................................24
            Directors and Officers.........................................25
            Advance Notice By-law..........................................25
            Section 912 of  the NYBCL......................................26
            Section 70 of the NYPSL........................................26
      Preferred Stock of Con Edison........................................27
      Debt of Con Edison...................................................28
      Implementation of the Holding Company Proposal.......................28
      Vote Required........................................................28
      Conditions to the Share Exchange.....................................29
      Regulatory Approvals.................................................29
      Amendment or Termination.............................................30
      Exchange of Stock Certificates.......................................30
      Listing of Holding Company Common Stock..............................30
      Con Edison Stock Plans...............................................30
      Material Federal Income Tax Consequences.............................31
      Accounting Treatment.................................................32
      Statutory Appraisal Rights...........................................32
      Validity of Holding Company Common Stock.............................34
      Experts..............................................................34
Proposal No. 2 - The Con Edison Board Proposal.............................35
      The Con Edison Board Proposal........................................35
      Reasons for the Proposal.............................................35
      Con Edison's Board of Trustees.......................................35
      Vote Required........................................................36
Where You Can Get More Information.........................................36

Agreement and Plan of Exchange                                    Exhibit A
Restated Certificate of Incorporation of the Holding Company      Exhibit B
By-laws of the Holding Company                                    Exhibit C
Sections 623 and 910 of the New York Business Corporation Law     Exhibit D

           QUESTIONS AND ANSWERS ABOUT THE HOLDING COMPANY PROPOSAL

These questions and answers address the Holding Company Proposal that will be voted on at a Special Meeting of Stockholders of Con Edison to be held on Friday, December 12, 1997 at 10:00 a.m. (the "Special Meeting"), but may not include all the information about the proposal that is important to you. For more complete information, please read this entire Proxy Statement and Prospectus, including the Exhibits, and the other documents referred to in this document. See "Where You Can Get More Information" on page 36 of this Proxy Statement and Prospectus.

WHAT IS THE HOLDING COMPANY PROPOSAL AND WHY IS IT BEING PROPOSED?

The Holding Company Proposal is to adopt a holding company structure for Con Edison in which Con Edison will become a subsidiary of the Holding Company. Upon implementation of the Holding Company Proposal, Holding Company Common Stock will be held by the former holders of Con Edison Common Stock.

Federal and state initiatives are promoting competition in the sale of electricity and gas by "unbundling" the integrated services that electric and gas utilities have traditionally provided and enabling customers to purchase electricity and gas directly from suppliers other than their local utilities. In September 1997, the New York State Public Service Commission ("PSC") approved a settlement agreement between Con Edison and the PSC staff (the "PSC Settlement Agreement") that provides for a transition to a competitive electric market. (See pages 15 to 17 of this Proxy Statement and Prospectus.) The holding company structure will provide financial and regulatory flexibility needed to engage effectively in competitive businesses and take advantage of the opportunities presented by the changing environment while Con Edison continues to operate its regulated electric, gas and steam utility business. The Holding Company will be able to establish and fund new businesses without PSC approval and the delay occasioned by the PSC approval process.

The Board of Trustees has unanimously approved the Holding Company Proposal and recommends that you vote "FOR" the proposal at the Special Meeting.

WHAT DO I NEED TO DO NOW?

Please read this Proxy Statement and Prospectus and mail your signed proxy card in the enclosed postage-paid return envelope as soon as possible, so that your shares will be represented at the Special Meeting.

CAN MY BROKER VOTE FOR ME?

No, only you or someone authorized in writing by you to do so can vote your Voting Stock. Your broker may not vote your Voting Stock on the Holding Company Proposal because a vote to form a holding company is "non-discretionary" under New York Stock Exchange rules.

WHO CAN I CALL IF I HAVE ANY QUESTIONS?

Please call Morrow & Co., which is assisting in this proxy solicitation, at 1-800-566-9061.

WHAT WILL BE THE BUSINESS OF THE HOLDING COMPANY?

Upon implementation of the Holding Company Proposal, Con Edison will become a subsidiary of the Holding Company and Holding Company Common Stock will be held by the former holders of Con Edison Common Stock. Two current Con Edison subsidiaries, Consolidated Edison Solutions, Inc. (formerly ProMark Energy, Inc.) and Consolidated Edison Development, Inc. (formerly Gramercy Development, Inc.), and any new Con Edison subsidiaries established before the Holding Company Proposal is implemented will also become subsidiaries of the Holding Company. The Holding Company may establish other subsidiaries from time to time, including one or more intermediate, subsidiary holding companies to hold its Con Edison Common Stock and the stock of its other subsidiaries. The investment performance of Holding Company Common Stock will depend on the results of operations of Con Edison and the Holding Company's other subsidiaries. (See pages 14 to 19 of this Proxy Statement and Prospectus.)

Con Edison will continue to operate its utility business subject to regulation by the PSC, the Federal Energy Regulatory Commission ("FERC"), the Nuclear Regulatory Commission ("NRC") and other governmental agencies. The PSC regulates, among other things, Con Edison's electric, gas and steam rates and the issuance of its securities. The FERC regulates, among other things, Con Edison's rates for sales at wholesale, rates for electric transmission and interconnections with other utilities. The NRC regulates Con Edison's Indian Point nuclear facilities.

The Holding Company will not be subject to regulation by the PSC, FERC, or the NRC, except to the extent that the rules or orders of these agencies impose restrictions on the Holding Company's relationships with Con Edison or Con Edison's relationships with the Holding Company's other subsidiaries. The Holding Company expects to be an exempt public utility holding company under the Public Utility Holding Company Act of 1935. (See page 15 of this Proxy Statement and Prospectus.)

WHAT WILL THE HOLDING COMPANY STRUCTURE LOOK LIKE?

                              PRESENT STRUCTURE

                Consolidated  Edison Company of New York, Inc.

      Holding Company         Consolidated Edison     Consolidated Edison
                              Development, Inc.       Solutions, Inc.

                             PROPOSED STRUCTURE*

                              Holding Company

Consolidated Edison         Consolidated Edison         Consolidated Edison
Company of New York, Inc.     Development, Inc.        Solutions,Inc.
-------
*The Holding Company may establish other subsidiaries from time to time, including one or more intermediate, subsidiary holding companies to hold its Con Edison Common Stock and the stock of its other subsidiaries. Any new Con Edison subsidiaries established before the Holding Company Proposal is implemented will also become subsidiaries of the Holding Company.

WHO WILL MANAGE THE HOLDING COMPANY?

The Trustees of Con Edison will also become the directors of the Holding Company if the Holding Company Proposal is implemented. In the future, the Trustees of Con Edison and the directors of the Holding Company may or may not be the same persons. Certain officers of Con Edison will also serve as officers of the Holding Company. Eugene R. McGrath will be Chairman, President, Chief Executive Officer and a director of the Holding Company and will continue as Chairman, President, Chief Executive Officer and a Trustee of Con Edison. (See page 19 of this Proxy Statement and Prospectus.)

WHAT VOTE IS REQUIRED FOR APPROVAL OF THE HOLDING COMPANY PROPOSAL?

Holders of record as of the close of business on October 28, 1997 of Con Edison Common Stock and $5 Cumulative Preferred Stock (voting together as a single class, the "Voting Stock") are entitled to vote at the Special Meeting. Two-thirds of the outstanding shares of Voting Stock must be voted "FOR" the Holding Company Proposal to approve the proposal.

HOW WILL THE HOLDING COMPANY PROPOSAL BE IMPLEMENTED?

The Holding Company Proposal will be implemented pursuant to an Agreement and Plan of Exchange (which is included as Exhibit A to this Proxy Statement and Prospectus, the "Plan of Exchange") that provides for all of the outstanding shares of Con Edison Common Stock to be exchanged automatically on a share-for-share basis (the "Share Exchange") for an equal number of new shares of Holding Company Common Stock. Following the Share Exchange, the Holding Company will own all of the outstanding Con Edison Common Stock. Each person who owned Con Edison Common Stock immediately prior to the Share Exchange will own the same number of shares of Holding Company Common Stock immediately following the Share Exchange (assuming the person does not elect the statutory appraisal rights discussed below).

WHEN WILL THE HOLDING COMPANY PROPOSAL BE IMPLEMENTED?

Con Edison expects that the Holding Company Proposal will be implemented as soon as practicable following approval of the proposal by the holders of the Voting Stock. However, implementation is subject to certain conditions, including the receipt of certain regulatory approvals, the listing of Holding Company Common Stock on the New York Stock Exchange and the filing of the Holding Company's Restated Certificate of Incorporation, and a certificate of exchange, with the New York State Department of State. (See page 29 of this Proxy Statement and Prospectus.)

Con Edison's Board of Trustees may amend or terminate the Plan of Exchange, abandon the Share Exchange or amend the Holding Company's Restated Certificate of Incorporation, at any time before or after approval of the Holding Company Proposal by holders of the Voting Stock. No amendment, however, may materially and adversely affect the rights of Con Edison's stockholders, as determined in the sole judgment of the Board of Trustees.(See page 30 of this Proxy Statement and Prospectus.)

WHAT REGULATORY APPROVALS ARE REQUIRED?

PSC, FERC and NRC approval are required. In September 1997, the PSC approved the PSC Settlement Agreement which provides for a transition to a competitive electric market and authorizes a corporate reorganization of Con Edison into a holding company structure. (See pages 15 to 17 of this Proxy Statement and Prospectus.) In October 1996, FERC issued an order authorizing Con Edison to adopt the holding company structure. In December 1996, Con Edison notified the NRC of the Share Exchange. (See page 29 of this Proxy Statement and Prospectus.) The Holding Company proposal is subject to the receipt and continued effectiveness of all necessary regulatory approvals. The Holding Company will file with the SEC for an exemption from the Public Utility Holding Company Act of 1935. (See page 15 of this Proxy Statement and Prospectus.)


WILL CON EDISON PREFERRED STOCK OR DEBT BE EXCHANGED?

No. Con Edison's $5 Preferred and Cumulative Preferred Stock ($100 par value) (the "Cumulative Preferred") will not be exchanged and will remain outstanding shares of Con Edison. Con Edison's $5 Preferred and Cumulative Preferred 4.65% Series C ($100 Par Value) are traded on the New York Stock Exchange, and the Share Exchange will not affect those listings. Con Edison has called its Cumulative Preference Stock, 6% Convertible Series B for redemption on December 16, 1997 at the redemption price of $100 per share. Con Edison's debt issues will remain the obligations of Con Edison and will not be obligations of the Holding Company. (See pages 27 and 28 of this Proxy Statement and Prospectus.)


HOW WILL MY RIGHTS AS A STOCKHOLDER BE AFFECTED?

Following implementation of the Holding Company Proposal, the former holders of Con Edison Common Stock will automatically become holders of Holding Company Common Stock, and their rights will be governed by the Holding Company's
Restated Certificate of Incorporation and by-laws (the forms of which are included as Exhibits B and C, respectively, to this Proxy Statement and Prospectus) rather than those of Con Edison. Since Con Edison's preferred stock is not being exchanged, the Share Exchange will not change the rights of holders of preferred stock currently existing in Con Edison's Certificate of Incorporation.

The Holding Company's Restated Certificate of Incorporation provides the Holding Company with broad corporate powers to engage in any lawful act or activity for which a corporation may be formed under New York law. In contrast, Con Edison is organized as an electric, gas and steam corporation. The Holding Company's Restated Certificate of Incorporation and by-laws will be different from Con
Edison's Certificate of Incorporation and by-laws with respect to authorized shares, advance notice of stockholder proposals and director nominations and certain other matters. (See pages 21 to 26 of this Proxy Statement and Prospectus.)

HOW WILL DIVIDENDS BE AFFECTED?

Following implementation of the Holding Company Proposal, former Con Edison Common Stockholders, who will then be Holding Company Common Stockholders, will receive the dividends on Holding Company Common Stock declared by the Board of Directors of the Holding Company. Dividends declared on Con Edison's Common Stock will be paid to the Holding Company. Dividends on Con Edison preferred stock will continue to be declared by Con Edison's Board of Trustees and paid by Con Edison to its preferred stockholders.

Dividends on Holding Company Common Stock are expected to be paid initially at least at the same rate and on the same schedule as is now paid on Con Edison Common Stock. The most recent dividend paid on Con Edison Common Stock was $.52 1/2 per share, which was paid on September 15, 1997. In October 1997, Con Edison declared a dividend of $.52 1/2 per share of Con Edison Common Stock payable on December 15, 1997 to holders of record as of November 19, 1997. The Holding Company Proposal will not affect the payment of this dividend on December 15, 1997.

Dividends on Holding Company Common Stock will depend primarily on the dividends and other distributions that Con Edison and the other subsidiaries of the Holding Company pay to the Holding Company and the capital requirements of the Holding Company and its subsidiaries. Under the PSC Settlement Agreement, with certain exceptions, Con Edison may not pay dividends in excess of income available for dividends. (See page 20 of this Proxy Statement and Prospectus.) There can be no assurance that the subsidiaries of the Holding Company other than Con Edison will have earnings or pay any dividends to the Holding Company in the foreseeable future.


ARE THERE FEDERAL INCOME TAX CONSEQUENCES TO COMMON STOCKHOLDERS?

Con Edison has received an opinion from its special tax counsel, Reid & Priest. No income, gain or loss will be recognized under federal income tax laws as a result of the implementation of the Holding Company Proposal. Immediately following implementation, the aggregate tax basis for any future gain or loss on any sale of Holding Company Common Stock will be the same as the aggregate tax basis in Con Edison Common Stock immediately before implementation. (See pages 31 and 32 of this Proxy Statement and Prospectus.)


HOW WILL MY PARTICIPATION IN THE DIVIDEND REINVESTMENT PLAN BE AFFECTED?

All shares of Con Edison Common Stock held under the Automatic Dividend Reinvestment and Cash Payment Plan for Common Stockholders will be automatically exchanged for shares of Holding Company Common Stock. Following implementation of the Holding Company Proposal, the plan will provide for transactions in Holding Company Common Stock.

WHAT ARE MY "STATUTORY APPRAISAL RIGHTS"?

If the Holding Company Proposal is implemented, holders of Con Edison Common Stock who did not vote for the Holding Company Proposal and who timely dissent and follow precisely the procedures in Sections 623 and 910 of the New York Business Corporation Law (see Exhibit D to this Proxy Statement and Prospectus), will have certain rights to demand payment in cash for the "fair value" of their shares of Con Edison Common Stock. The amount obtainable upon a valid exercise of those rights is subject to determination by judicial proceedings and cannot be predicted. Holders receiving payment in accordance with those rights will not also be entitled to receive Holding Common Company Stock. Holders of Con Edison preferred stock will not be entitled to statutory appraisal rights with respect to the Holding Company Proposal. (See pages 32 to 34 of this Proxy Statement and Prospectus.)


WHERE WILL HOLDING COMPANY COMMON STOCK BE TRADED?

Holding Company Common Stock will be listed on the New York Stock Exchange and will trade under the symbol "ED" at prices that will be reported in newspapers. Con Edison Common Stock is currently listed and traded on the New York Stock Exchange, as well as on the Chicago Stock Exchange and the Pacific Exchange, under the symbol "ED" at prices that are reported in newspapers. The closing price of Con Edison Common Stock on the New York Stock Exchange on October 30, 1997 was $33 3/4 per share. Following the implementation of the Holding Company Proposal, Con Edison Common Stock, which will then be owned by the Holding Company, will no longer trade on any stock exchange and it will be delisted and deregistered.

WILL I HAVE TO EXCHANGE MY STOCK CERTIFICATES?

No. Your Con Edison Common Stock certificates will automatically represent an equal number of shares of Holding Company Common Stock when the Holding Company Proposal is implemented and will no longer represent Con Edison Common Stock.


FOR CON EDISON EMPLOYEES AND RETIREES:

HOW WILL STOCK-BASED AND OTHER EMPLOYEE BENEFIT PLANS BE AFFECTED?

Con Edison's Thrift Savings Plan for Management Employees, Tax Reduction Act Stock Ownership Plan, Retirement Income Savings Plan for Weekly Employees, Discount Stock Purchase Plan and 1996 Stock Option Plan will be amended to provide for Holding Company Common Stock instead of Con Edison Common Stock. Con Edison Common Stock held in these plans, or subject to plan options, will automatically become an equal number of shares of, or options on, Holding Company Common Stock. Benefits under Con Edison's other employee benefit plans, such as the defined benefit pension plans and health plans, will not change as a result of the implementation of the Holding Company Proposal.

You should rely only on the information contained or incorporated by reference in this Proxy Statement and Prospectus. We have not authorized any one to provide you with different information. This document is dated October 31, 1997. Do not assume that the information contained or incorporated by reference in this document is accurate as of any date other than that date, and neither the mailing of this document nor the issuance of Holding Company Common Stock shall create any implication to the contrary.


                            LIST OF DEFINED TERMS


         DEFINED TERM                                             PAGES

         CED................................................      18
         CESI...............................................      18
         CON EDISON.........................................        1
         CON EDISON BOARD PROPOSAL..........................        1
         CON EDISON COMMON STOCK............................        1
         CON EDISON'S FORM 10-K.............................      17
         CUMULATIVE PREFERRED...............................        6
         DISSENTING HOLDERS.................................      32
         EXCHANGE ACT.......................................      27
         FERC...............................................      4, 13
         $5 PREFERRED.......................................        1
         HOLDING COMPANY....................................        1
         HOLDING COMPANY COMMON STOCK.......................        1
         HOLDING COMPANY PROPOSAL...........................        1
         NRC................................................      4, 14
         NYBCL..............................................      24
         NYPSL..............................................      13
         PLAN OF EXCHANGE...................................      1, 5
         PSC................................................      3, 13
         PSC SETTLEMENT AGREEMENT...........................      3, 13
         RECORD DATE........................................      10
         SEC................................................      15
         SHARE EXCHANGE.....................................      1, 5
         SPECIAL MEETING....................................      1, 3
         TRANSITION.........................................      15
         VOTING STOCK.......................................      1, 5
         1935 ACT...........................................      15

                                 INTRODUCTION

      This Proxy Statement and Prospectus and the accompanying proxy relate to the solicitation of proxies on behalf of the Board of Trustees of Con Edison (which has its principal executive offices at 4 Irving Place, New York, New York 10003, telephone number: 212-460-4600) for use at the Special Meeting.

      This solicitation of proxies for the Special Meeting is being made by the management of Con Edison on behalf of Con Edison's Board of Trustees and will be made by mail and by telephone, facsimile or overnight delivery. In addition, Morrow & Co. of New York, New York, has been retained to assist in the solicitation of proxies by the means described above. Proxies may also be solicited in advertisements and in person by officers and employees of Con Edison. Con Edison will bear the expenses of the solicitation. The expense will include reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees or fiduciaries for forwarding proxy material and other documents to beneficial owners of stock held in their names. The estimated cost of Morrow's services is $75,000, plus out-of-pocket expenses.

Record Date and Voting Rights

      Holders of record of outstanding Con Edison stock as of the close of business on October 28, 1997 (the "Record Date") are entitled to receive notice of the Special Meeting. However, only the holders of record of Voting Stock are entitled to vote at the Special Meeting. As of October 28, 1997, there were outstanding 1,915,319 shares of the $5 Preferred and 235,043,399 shares of Con Edison Common Stock, each entitled to one vote per share. As of the Record Date, all officers and Trustees of Con Edison, as a group, beneficially owned less than one percent of the outstanding shares of Con Edison Common Stock.

      The proxy enclosed for record holders of Voting Stock is for the number of shares registered in your name with Con Edison, together with any additional full shares held in your name in Con Edison's Automatic Dividend Reinvestment and Cash Payment Plan. The instructions on the proxy card provide that any shares registered in your name and any full shares held for your account in the plan will be voted in the same manner.

      The proxy provides you with the opportunity to specify your approval or disapproval of, or abstention with respect to, the Holding Company Proposal and the Con Edison Board Proposal. The Holding Company Proposal requires the approval of the holders of two-thirds of the outstanding shares of Voting Stock (not just two-thirds of the votes cast). The Con Edison Board Proposal requires the approval of the holders of a majority of the outstanding shares of Voting Stock (not just a majority of the votes cast). An abstention or broker non-vote WILL NOT be counted as a vote in favor of adoption of either of these proposals, and as a result will have the effect of a vote AGAINST the proposals. If the approval of the Holding Company Proposal by the holders of two-thirds of the outstanding shares of Voting Stock is obtained, it will satisfy an additional requirement that the proposal be approved by a majority of the outstanding shares of Con Edison Common Stock.

      With respect to all matters, other than the Holding Company Proposal and the Con Edison Board Proposal, that may properly come before the Special Meeting, the affirmative vote of the majority of shares of Voting Stock present in person or represented by proxy at the Special Meeting, voting on the subject matter, in person or by proxy, will be the act of the stockholders. Abstentions and broker non-votes are voted neither "for" nor "against," and have no effect on the vote on these matters, but are counted in the determination of a quorum. The Holding Company Proposal is considered "non-discretionary," and brokers who have received no instructions from their clients do not have the authority to vote on the proposal.

Execution and Revocation of Proxy

      Shares represented by proxies properly signed and returned will be voted at the Special Meeting in accordance with the stockholder's specifications. If a proxy is signed but no specification is made, the shares represented by the proxy will be voted "FOR" the Holding Company Proposal and the Con Edison Board Proposal and in accordance with the recommendations of the Board of Trustees on any other proposals that may properly come before the Special Meeting.

      A stockholder who gives a proxy may revoke it at any time before the proxy is voted at the Special Meeting. The proxy is revocable by a written instrument signed in the same manner as the proxy and received by the Secretary of Con Edison at or before the Special Meeting. Also, a stockholder who attends the Special Meeting in person may vote by ballot at the meeting, thereby canceling any proxy previously given.

Attendance and Procedures at the Special Meeting

      Attendance at the Special Meeting will be limited to stockholders of record, beneficial owners of Con Edison stock entitled to vote at the meeting having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of the management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of the authorization. In order to assure a fair and orderly meeting and to accommodate as many stockholders as possible who may wish to speak at the meeting, management will permit only stockholders or their authorized representatives to address the meeting. In addition, management will require that any signs, banners, placards and similar materials be left outside the meeting room.

      Con Edison may adjourn the Special Meeting one or more times, and continue to solicit proxies under certain circumstances, including if there are insufficient affirmative votes to approve either the Holding Company Proposal or the Con Edison Board Proposal.

Stockholder Proposals for 1998 Annual Meeting

      To be included in the proxy statement and form of proxy for Con Edison's 1998 Annual Meeting of Stockholders, stockholder proposals must be received no later than December 8, 1997 at the following address: Con Edison, 4 Irving Place, Room 1618-S, New York, New York 10003, Attention: Secretary. If the Holding Company Proposal is implemented, the Annual Meeting will be a combined meeting of stockholders of the Holding Company and stockholders of Con Edison and a combined proxy statement will be furnished in connection with the meeting. In that event, a properly submitted proposal by a holder of Con Edison Common Stock would be included in the combined proxy statement, would apply to the Holding Company (not Con Edison) and would be included in the Holding Company's form of proxy. A properly submitted proposal by a holder of the $5 Preferred would be included in the combined proxy statement, apply to Con Edison (not the Holding Company) and be included in Con Edison's form of proxy. For information about other requirements that will apply to any proposals and director nominations by holders of Holding Company Common Stock considered at the Annual Meeting, see pages 25 and 26 of this Proxy Statement and Prospectus.

                PROPOSAL NO. 1 -- THE HOLDING COMPANY PROPOSAL

The Holding Company Proposal

      The Holding Company Proposal is to adopt a holding company structure for Con Edison in which, pursuant to the Plan of Exchange, Con Edison will become a subsidiary of the Holding Company. Holding Company Common Stock will be owned by the former owners of Con Edison Common Stock. As a subsidiary of the Holding Company, Con Edison will continue to operate its regulated electric, gas and steam utility business. The Holding Company will also have subsidiaries that engage in competitive businesses.

      CON EDISON'S BOARD OF TRUSTEES HAS UNANIMOUSLY APPROVED THE HOLDING COMPANY PROPOSAL, AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL.

Reasons for the Holding Company Proposal

General

      A holding company structure for Con Edison will provide financial and regulatory flexibility needed to engage effectively in competitive businesses while continuing to operate its regulated electric, gas and steam utility business. This structure is a well-established form of organization for companies engaging in multiple lines of business, and is increasingly prevalent in the utility industry.

Changing Regulatory Environment

      In recent years, federal and state initiatives have promoted the development of competition in the sale of electricity and gas. In general, these initiatives have sought to unbundle the integrated services that electric and gas utilities have traditionally provided and to enable customers to purchase electricity and gas directly from suppliers other than their local utilities.

          Competition in the wholesale market for electricity is intensifying. Non-utility generators and power marketers are supplying an increasing percentage of the national electrical demand at the wholesale level. In April 1996, the Federal Energy Regulatory Commission ("FERC") issued its Order 888, requiring electric utilities to file open access transmission tariffs that would make the utility transmission systems available to wholesale sellers and buyers of electric energy on a non-discriminatory basis. Con Edison filed an open access tariff with the FERC in July 1996. In January 1997, Con Edison, along with the other New York State electric utilities, submitted a filing to FERC for approval of a restructuring of the wholesale electric market in New York State, including the establishment of an "independent system operator" that would control and operate most electric transmission facilities in New York as an integrated system on a non-discriminatory basis, and a "power exchange" that would establish visible spot market prices for wholesale electricity.

      At the retail level many states are implementing "retail access" programs giving electric and gas retail customers the option to choose among energy suppliers. The New York State Public Service Commission ("PSC"), in its "Competitive Opportunities" proceeding, endorsed a fundamental restructuring of the electric utility industry in New York State based on competition in the generation and energy services sectors of the industry. In September 1997, the PSC approved a settlement agreement between Con Edison and the PSC staff (and other parties to the Competitive Opportunities proceeding) with respect to this proceeding (the "PSC Settlement Agreement") which provides for a transition to a competitive electric market and authorizes a corporate reorganization of Con Edison into a holding company structure. See "PROPOSAL NO. 1 - THE HOLDING COMPANY PROPOSAL - The Holding Company's Business - Con Edison."

      Similar events have already occurred in the gas utility industry. A decade ago, the price of gas was regulated from the original producer and supplier through the ultimate end-user. Currently, there is no regulation over the sale price of natural gas as a commodity, and the regulation of interstate transmission at the federal level has been reduced. All Con Edison gas customers, either individually or by aggregating their demand with other customers, have had the option to purchase gas from other suppliers since 1996.

Flexibility for Utility and Competitive Businesses

      Con Edison operates under the regulatory requirements of the New York Public Service Law ("NYPSL") and the PSC. Under Section 107 of the NYPSL, Con Edison must obtain the PSC's approval before it may invest in any business other than its own utility business. Prior to the PSC Settlement Agreement, Con Edison received limited authority from the PSC to invest up to $100 million in Consolidated Edison Solutions, Inc. (formerly ProMark Energy, Inc.), its energy services subsidiary, and up to $50 million in Consolidated Edison Development, Inc. (formerly Gramercy Development, Inc.), which was formed in late 1996 to invest in energy infrastructure projects and to market Con Edison's technical services. The limited nature of these approvals and the delay brought about by the approval process for these investments in competitive businesses represented a significant constraint on Con Edison's ability to move rapidly in an increasingly competitive and fast-evolving environment. Pursuant to the PSC Settlement Agreement, Con Edison is authorized under Section 107 of the NYPSL to use up to 5 percent of its consolidated capital (approximately $ 526 million as of September 30, 1997) to fund other businesses. The Holding Company will not be subject to Section 107 of the NYPSL.

      Under Section 69 of the NYPSL, Con Edison cannot issue debt or equity securities for other than certain specified utility purposes. This restriction has not posed a practical problem in the past because Con Edison's competitive businesses have been limited in both scope and magnitude. However, such a restriction is no longer appropriate given the prospective regulatory and competitive environment, particularly because many of Con Edison's present and potential competitors are not subject to similar constraints. The Holding Company and its subsidiaries other than Con Edison will be able, without PSC approval, to issue securities for their general corporate purposes and to finance various transactions that may be undertaken, including possible acquisitions of other companies and repurchases of Holding Company Common Stock.

The Holding Company's Business

The Holding Company

      The Holding Company is a New York corporation incorporated by Con Edison for purposes of implementing the Holding Company Proposal. The principal executive offices of the Holding Company are located at 4 Irving Place, New York, New York 10003, and its telephone number is 212-460-3900. The Holding Company has not had any business operations. The currently outstanding shares of Holding Company Common Stock are owned by Con Edison and will be canceled when the Holding Company Proposal is implemented.

      Following implementation of the Holding Company Proposal, the Holding Company will own all the outstanding Con Edison Common Stock and the stock of other subsidiaries that will engage in competitive businesses. See "PROPOSAL NO. 1 - THE HOLDING COMPANY PROPOSAL - Other Holding Company Subsidiaries." The investment performance of Holding Company Common Stock will depend on the results of operations of Con Edison and the Holding Company's other subsidiaries. The Holding Company may establish one or more intermediate, subsidiary holding companies to hold its Con Edison Common Stock and the stock of its other subsidiaries.

      The Holding Company will finance its operations, investments in its subsidiaries and various transactions that may be undertaken, including possible acquisitions of other companies and repurchases of Holding Company Common Stock, from dividends and other distributions it receives from Con Edison and its other subsidiaries, borrowings and the sale of equity or debt securities. The PSC Settlement Agreement, with certain exceptions, limits the dividends that Con Edison can pay to the Holding Company to not more than 100 percent of Con Edison's income available for dividends, calculated on a two-year rolling average basis. See "PROPOSAL NO. 1 - THE HOLDING COMPANY PROPOSAL - Dividends." There can be no assurance that the subsidiaries of the Holding Company other than Con Edison will have earnings or pay any dividends to the Holding Company.

      The Holding Company will not be subject to regulation by the PSC, FERC or the Nuclear Regulatory Commission ("NRC"), except to the extent that the rules or orders of these agencies impose restrictions on the Holding Company's relationships with Con Edison or Con Edison's relationships with the Holding Company's other subsidiaries. See "PROPOSAL NO. 1 - THE HOLDING COMPANY PROPOSAL
- The Holding Company's Business - Con Edison."

      The Holding Company will be a "public utility holding company" under the Public Utility Holding Company Act of 1935 (the "1935 Act"). The staff of the Securities and Exchange Commission ("SEC"), which administers the 1935 Act, has recommended, and several bills have been introduced in Congress that would accomplish, the repeal of the 1935 Act. Unless or until the 1935 Act is repealed, the Holding Company expects to seek an exemption under Section 3(a)(1) of the 1935 Act on the basis that the Holding Company and Con Edison are each organized and carry on their utility businesses substantially in the State of New York and that neither will derive any material part of its income from a public utility company organized outside of the State of New York. This exemption is available even though Holding Company subsidiaries that are neither an "electric utility company" nor a "gas utility company" under the 1935 Act will engage in interstate activities. The exemption would exempt the Holding Company from all provisions of the 1935 Act except Section 9(a)(2) (which requires SEC approval for a direct or indirect acquisition of 5 percent or more of the voting securities of any other electric or gas utility company). To maintain this exemption, the Holding Company must file an exemption statement each year prior to March 1 with the SEC. The exemption may be revoked by the SEC if a substantial question of law or fact exists as to whether the Holding Company is within the parameters of the exemption, or if it appears that the exemption may be detrimental to the public interest or the interest of investors or consumers.

Con Edison

      Con Edison, incorporated in New York State in 1884, supplies electric service in all of New York City (except part of Queens) and most of Westchester County, New York, an approximately 660 square mile service area with a population of more than 8 million. Con Edison also supplies gas in Manhattan, The Bronx and parts of Queens and Westchester, and steam in part of Manhattan. Following implementation of the Holding Company Proposal, Con Edison will continue to operate its regulated electric, gas and steam utility business.

      Con Edison's utility business is subject to regulation by the PSC, FERC, the NRC and other governmental agencies. The PSC regulates, among other things, Con Edison's electric, gas and steam rates and the issuance of its securities. The FERC regulates, among other things, Con Edison's rates for sales at wholesale, rates for electric transmission and interconnections with other utilities. The NRC regulates Con Edison's Indian Point nuclear facilities.

      The PSC Settlement Agreement. The PSC, in its "Competitive Opportunities" proceeding, endorsed a fundamental restructuring of the electric utility industry in New York State based on competition in the generation and energy services sectors of the industry. The PSC Settlement Agreement provides for a transition to a competitive electricity market over the period ending March 31, 2002 (the "Transition"). The PSC Settlement Agreement will remain effective whether or not the Holding Company Proposal is implemented. In the event that the Holding Company Proposal is not implemented, Con Edison will not be able to realize the benefits it expects from the holding company structure. The material provisions of the PSC Settlement Agreement are:

     Retail Access. Con Edison will implement a retail access program, beginning by June 1998, which will permit other sellers of electricity to use Con Edison's distribution facilities to make sales to Con Edison's customers. The program will be phased in and is targeted to be available to all of Con Edison's customers not later than December 31, 2001.

     Rate Plan. The rate plan reduces the generation-related revenues that Con Edison would have received over the Transition had rate levels in effect on March 31, 1997 remained in effect by approximately $1 billion, exclusive of additional revenue reductions from lower gross receipts taxes (or approximately, $1.2 billion including such additional reductions). Financing savings from any securitization of strandable costs (see "Recovery of Prior Investments and Commitments," below), in excess of the amount of such savings, if any, that is allocated by the PSC for research and development, energy efficiency programs, programs to assist low-income customers and environmental programs, and any further reductions in New York State utility taxes will be utilized for additional rate reductions. In general, base electric rates will not otherwise be changed during the Transition except in the event of changes in costs above anticipated annual levels resulting from legal or regulatory requirements (including a requirement or interpretation resulting in Con Edison's refunding its tax-exempt debt), inflation in excess of a 4 percent annual rate, property tax increases and environmental costs, or in the event Con Edison's rate of return becomes unreasonable for the provision of safe and adequate service.

     Divestiture Commitment. Con Edison will divest to unaffiliated third parties at least 50 percent of its New York City fossil-fueled generating capacity no later than December 2002. Con Edison fossil-fueled electric generating units not divested to unaffiliated third parties will be transferred to an unregulated affiliate of Con Edison. Con Edison will retain for its shareholders the first $50 million of any net after-tax gains, calculated in accordance with the PSC Settlement Agreement, from the divestiture of generating capacity. Any additional net gains, or net losses, from the divestiture, or transfer to an affiliate of Con Edison, of generating capacity during the Transition will be deferred for disposition by the PSC. After the Transition, the difference between the remaining book cost of generating plant and the "`market values' defined by divestiture" will be reflected in the strandable costs to be recovered following the Transition.

     Recovery of Prior Investments and Commitments. During the Transition, Con Edison will continue to recover its potential electric strandable costs (i.e., those prior utility investments and commitments that might otherwise not be recoverable in a competitive electric market) in the rates it charges all customers, and also will provide for $75 million of additional depreciation for its generating units. Following the Transition, Con Edison will be given a reasonable opportunity to recover remaining electric strandable costs, as adjusted for net gains or losses relating to Con Edison's electric fossil generating capacity, including a reasonable return on investments, through a non-bypassable charge to customers. With respect to its contracts with non-utility generators of electricity, any potential disallowance after the Transition will be limited to the lower of (i) 10% of the amount by which the actual costs of its purchases under the contracts exceed market value after the Transition or (ii) $300 million (in 2002 dollars). The potential disallowance will be offset by mitigation of non-utility generation costs achieved by Con Edison after the beginning of the Transition and 10 percent of the gross proceeds of generating unit sales to third parties. Con Edison will be permitted a reasonable opportunity to recover any costs subject to disallowance that are not offset by these two factors if it makes good faith efforts in implementing provisions of the PSC Settlement Agreement leading to the development of a competitive electric market in its service territory and the development of an independent system operator, which is to administer the wholesale electric market in New York State.

     Corporate Structure and Other Provisions. The PSC Settlement Agreement authorizes a holding company structure for Con Edison. With certain exceptions, it limits the dividends that Con Edison can pay to not more than 100 percent of Con Edison's income available for dividends, calculated on a two-year rolling average basis. See "PROPOSAL NO. 1 THE HOLDING COMPANY PROPOSAL - Dividends." Without PSC approval, Con Edison is prohibited from making loans to, or guaranteeing the obligations of, the Holding Company or any other subsidiary of the Holding Company, or pledging its assets as security for the indebtedness of the Holding Company or any affiliate of the Holding Company. Con Edison and the Holding Company's other subsidiaries must operate as separate entities, and transfers of assets, services and information between Con Edison and its affiliates are subject to certain restrictions. Con Edison and the Holding Company's other subsidiaries must have separate operating employees, and non-administrative operating officers of Con Edison may not be operating officers of any of the Holding Company's other subsidiaries. Transfers of employees from Con Edison to the Holding Company's other subsidiaries are also restricted. To fund competitive businesses prior to stockholder approval of the Holding Company Proposal and receipt of required regulatory approvals, Con Edison is authorized under Section 107 of the NYPSL to use up to 5 percent of its consolidated capital (approximately $526 million as of September 30, 1997).


     Accounting Effect. As a result of the Settlement Agreement, there have been changes to certain of Con Edison's accounting policies. Con Edison's accounting policies conform to generally accepted accounting principles which, for regulated public utilities, include Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." In September 1997, Con Edison applied the standards in SFAS No. 101, "Regulated Enterprises Accounting for the Discontinuation of Application of FASB Statement No. 71" to the non-nuclear electric supply portion of its business that is being deregulated as a result of the Settlement Agreement. This application of SFAS No. 101 had no material adverse effect on Con Edison's financial position or results of operations.

      For additional information about the PSC Settlement Agreement, including information about effects of the PSC Settlement Agreement on Con Edison's accounting policies, see (i) "Liquidity and Capital Resources - PSC Settlement Agreement" in the Management's Discussion and Analysis sections of Con Edison's Annual Report on Form 10-K for the year ended December 31, 1996 ("Con Edison's Form 10-K") and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997, (ii) Con Edison's Current Reports on Form 8-K, dated August 29, 1997 and September 23, 1997, and (iii) "WHERE YOU CAN GET MORE INFORMATION."

Other Holding Company Subsidiaries

      Under Con Edison's current plans, the Holding Company will i have two subsidiaries in addition to Con Edison: Consolidated Edison Solutions, Inc. (formerly ProMark Energy, Inc., "CESI") and Consolidated Edison Development, Inc. (formerly Gramercy Development, Inc., "CED"). These corporations are wholly-owned subsidiaries of Con Edison that will be transferred to the Holding Company.

      CESI, which was formed by Con Edison in 1993 to market gas and related services, is expanding its operations to become a full-service energy services company. CESI is expected to engage in both wholesale and retail sales of electricity, natural gas and oil, and may also offer other market-based services to customers, such as ensuring power quality and helping customers improve the energy efficiency of their buildings. At September 30, 1997, Con Edison's investment in CESI was $20.4 million (approximately 0.2 percent of Con Edison's total consolidated capitalization).

      CED was formed by Con Edison in late 1996 to invest in energy infrastructure projects and the marketing of Con Edison's technical services. CED will develop other opportunities in both the energy and non-energy fields domestically and internationally. At September 30, 1997, Con Edison's investment in CED was $7.6 million (less than 0.1 percent of Con Edison's total consolidated capitalization.)

      Under Section 107 of the NYPSL, Con Edison must obtain the PSC's approval before it may invest in any business other than its own utility business. Prior to the PSC Settlement Agreement, Con Edison received limited authority from the PSC to invest up to $100 million in CESI and up to $50 million in CED. Pursuant to the PSC Settlement Agreement, Con Edison is authorized under Section 107 of the NYPSL to use up to 5 percent of its consolidated capital (approximately $ 526 million as of September 30, 1997) to fund other businesses, including CESI and CED. Con Edison expects that any new subsidiaries established and funded pursuant to this authorization would also be transferred to the Holding Company upon implementation of the Holding Company Proposal. The Holding Company will not be subject to Section 107 of the NYPSL.

      The Holding Company (or Con Edison prior to the implementation of the Holding Company Proposal) may establish one or more energy supply or telecommunications subsidiaries. An energy supply subsidiary could become an unregulated owner and operator of electric generating plants (including any that Con Edison may transfer to it) and marketer of electricity. Energy supply subsidiaries might also market electricity directly to energy service companies and through exchanges where buyers and sellers trade electricity, contract for operations and maintenance work and participate in building new generating facilities. A telecommunications subsidiary could own, lease, operate or invest in facilities used for telecommunications or otherwise compete in the telecommunications industry.

      The Holding Company may also establish other subsidiaries to engage in competitive businesses and one or more intermediate, subsidiary holding companies to hold its Con Edison Common Stock and the stock of its other subsidiaries. The PSC Settlement Agreement authorizes the formation of a subsidiary holding company to hold Con Edison Common Stock.

      The subsidiaries of the Holding Company, other than Con Edison, may encounter competitive and other business factors and different, and perhaps greater, investment risks than those involved in the utility business of Con Edison. There can be no assurance that these subsidiaries will be successful, or if unsuccessful, that they will not have an adverse effect on the Holding Company. In any event, these subsidiaries will not be available as a source of cash for the payment of dividends on Con Edison's preferred stock.

Directors and Officers

      The Trustees of Con Edison will also become directors of the Holding Company when the Holding Company Proposal is implemented and will serve as the directors/Trustees of both companies, subject to re-nomination and re-election by the stockholders annually. In the future, the Trustees of Con Edison and the directors of the Holding Company may or may not be the same persons.

      Under the Holding Company's Restated Certificate of Incorporation, the number of directors of the Holding Company shall be not more than 16, the exact number of the directors to be determined from time to time solely by the affirmative vote of a majority of the directors then in office. If the Con Edison Board Proposal is implemented Con Edison's Certificate of Incorporation would be amended to change the authorized number of Trustees to "not more than 16" from "not less than 13 nor more than 20." See "PROPOSAL NO. 2 - THE CON EDISON BOARD PROPOSAL."

      It is expected that the majority of the Holding Company officers will initially also be officers of Con Edison or one or more other subsidiaries of the Holding Company and that the Holding Company will have few employees. In the future, the Holding Company may employ additional officers and employees.

      The following persons currently hold the offices indicated opposite their names with both the Holding Company and Con Edison and are expected to hold the same offices following implementation of the Holding Company Proposal:

  Eugene R. McGrath       Chairman, President and Chief Executive Officer
  Joan S. Freilich        Senior Vice President and Chief Financial Officer
  Peter J. O'Shea, Jr.    Senior Vice President, General Counsel and Secretary

      Messrs. McGrath and O'Shea and Ms. Freilich will serve as the only directors of the Holding Company until the Holding Company Proposal is implemented. Mr. O'Shea has announced his intention to retire from the Holding Company and Con Edison effective March 31, 1998.

      Information concerning the names, ages, positions and business experience of the executive officers and Trustees of Con Edison and information about executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions is incorporated by reference herein from Items 1, 10, 11, 12 and 13 of Con Edison's Form 10-K (which incorporates portions of Con Edison's definitive proxy statement, dated April 7, 1997, for its Annual Meeting of Stockholders held on May 19, 1997).

Dividends

      Following  implementation  of the  Holding  Company  Proposal,  former Con
Edison Common Stockholders, who will then be Holding Company Common Stockholders, will receive dividends on Holding Company Common Stock when, as and if declared by the Board of Directors of the Holding Company. Dividends declared on Con Edison Common Stock will be paid to the Holding Company. Dividends on Con Edison preferred stock will continue to be declared by Con Edison's Board of Trustees and paid by Con Edison to its preferred stockholders.

      Dividends on Holding Company Common Stock are expected to be paid initially at least at the same rate and on the same schedule as are now paid on Con Edison Common Stock. The most recent dividend paid on Con Edison Common Stock was $.52 1/2 per share, which was paid on September 15, 1997. In October 1997, Con Edison declared a dividend of $.52 1/2 per share of Con Edison Common Stock payable on December 15, 1997 to holders of record as of November 19, 1997. The Holding Company Proposal will not affect the payment of this dividend on December 15, 1997.

      Dividends on Holding Company Common Stock will depend primarily on the dividends and other distributions that Con Edison and the other subsidiaries of the Holding Company pay to the Holding Company and the capital requirements of the Holding Company and its subsidiaries. There can be no assurance that the subsidiaries of the Holding Company other than Con Edison will have earnings or pay any dividends to the Holding Company in the foreseeable future. See "PROPOSAL No. 1 - THE HOLDING COMPANY PROPOSAL - The Holding Company's Business."

      The PSC Settlement Agreement limits the dividends that Con Edison may pay (which, in turn, could reduce the funds available to the Holding Company to pay dividends on Holding Company Common Stock) following the implementation of the Holding Company Proposal to not more than 100 percent of Con Edison's income available for dividends, calculated on a two-year rolling average basis. Excluded from the calculation of "income available for dividends" are non-cash charges to income resulting from accounting changes or charges to income resulting from significant unanticipated events. The restriction will also not apply to dividends necessary to transfer to the Holding Company proceeds from major transactions, such as asset sales, or to dividends reducing Con Edison's equity capital ratio to a level appropriate to Con Edison's business risk.

      Payment of Con Edison Common Stock dividends to the Holding Company is subject to certain additional restrictions. No dividends may be paid, or funds set apart for payment, on Con Edison Common Stock unless all dividends accrued on the $5 Preferred and Cumulative Preferred have been paid, or declared and set apart for payment, and unless Con Edison is not in arrears on its mandatory redemption obligation for its Cumulative Preferred. No dividends may be paid on any of Con Edison's capital stock during any period in which Con Edison has deferred payment of interest on its subordinated deferrable interest debentures.

      Con Edison and the Holding Company may each issue additional preferred stock in the future to meet their capital requirements. Con Edison preferred stock has preferential dividend rights over Con Edison Common Stock. Holding Company preferred stock will have preferential dividend rights over Holding Company Common Stock if so fixed by the Holding Company's Board of Directors in connection with the issuance of the preferred stock.

Certificate of Incorporation and By-laws of the Holding Company

      When the Holding Company Proposal is implemented, holders of Con Edison Common Stock will become holders of Holding Company Common Stock, and their rights will be governed by Holding Company's Restated Certificate of Incorporation and by-laws rather than Con Edison's Certificate of Incorporation and by-laws. Approval of the Holding Company Proposal by the holders of the Voting Stock will also be considered approval and ratification of the Holding Company's Restated Certificate of Incorporation. Con Edison may amend the Holding Company's Restated Certificate of Incorporation at any time prior to implementation of the Holding Company Proposal. See "PROPOSAL No. 1 - THE HOLDING COMPANY PROPOSAL - Amendment or Termination." References in this Proxy Statement and Prospectus to the Holding Company's Restated Certificate of Incorporation and by-laws are qualified in their entirety by reference to the forms thereof that are included as Exhibits B and C, respectively, to this Proxy Statement and Prospectus.

Holding Company Capital Stock

      The Holding Company's Restated Certificate of Incorporation authorizes the Holding Company to issue 500,000,000 shares of Holding Company Common Stock and 6,000,000 shares of preferred stock. The Holding Company's Board of Directors is authorized from time to time to issue the preferred stock as preferred stock of any series and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issuance thereof the number of shares of such series, and the designations, relative rights, preferences and limitations of such series to the full extent permitted by the law of the State of New York, except that holders of the preferred stock shall not be entitled to more than one vote for each share of preferred stock held.

      When issued in the Share Exchange, shares of Holding Company Common Stock will be fully paid and nonassessable. Holders of Holding Company Common Stock are not entitled to preemptive rights.

      Dividends. Subject to any prior rights of Holding Company preferred stock (if any should become outstanding), Holding Company Common Stock is entitled to dividends when, as and if declared by the Holding Company's Board of Directors, and the Holding Company may purchase or otherwise acquire outstanding shares of Holding Company Common Stock out of funds legally available therefor. See "PROPOSAL NO. 1 - THE HOLDING COMPANY PROPOSAL Dividends."

      Liquidation Rights. Subject to any prior rights of Holding Company preferred stock (if any should become outstanding), upon liquidation of the Holding Company, any remaining net assets of the Holding Company are distributable pro rata to the holders of Holding Company Common Stock.

      Voting Rights. Holders of Holding Company Common Stock are entitled to one vote for each share. There are no cumulative voting rights. Holders of Holding Company preferred stock shall have no voting rights unless, in connection with the issuance of a series of preferred stock, the Holding Company's Board of Directors provides voting rights (in which event the voting rights shall not be more than one vote for each share of preferred stock held) or unless otherwise required by law.

      Transfer Agent and Registrar. The transfer agent for Holding Company Common Stock will be Con Edison Investor Services, P.O. Box 149, Cooper Station, New York, New York 10276-0149. The registrar will be ChaseMellon Shareholder Services, L.L.C.


Comparative Stockholder Rights

      Certain differences between the rights of holders of Holding Company Common Stock and those of holders of Con Edison Common Stock are summarized below.

      Purpose Clause. Both the Holding Company and Con Edison are New York corporations. The Holding Company's Restated Certificate of Incorporation provides the Holding Company with broad corporate powers to engage in any lawful act or activity for which a corporation may be formed under New York law. In contrast, Con Edison is organized as an electric, gas and steam corporation to manufacture, produce or otherwise acquire and to supply for public use, artificial or natural gas or a mixture of both gases and electricity and steam for light, heat or power.

      Authorized Shares. 500,000,000 shares of Holding Company Common Stock are authorized. 340,000,000 shares of Con Edison Common Stock are authorized. As of October 28, 1997, there were 235,043,399 shares of Con Edison Common Stock outstanding and 42,474 shares of Con Edison's Cumulative Preference Stock, 6% Convertible Series B ($100 par value) outstanding that were convertible at the option of their holders into an aggregate of 552,162 shares of Con Edison Common Stock. (See "PROPOSAL NO.1 - THE HOLDING COMPANY PROPOSAL - The Preferred Stock of Con Edison.") Accordingly, up to 235,595,561 shares of Holding Company Common Stock may be issued in the Share Exchange.

      The authorized shares of Con Edison include the $5 Preferred and its Cumulative Preferred and Cumulative Preference Stock ($100 par value). As of October 28_, 1997, there were authorized and outstanding, respectively, 1,915,319 shares and 1,915,319 shares of the $5 Preferred, 6,000,000 shares and 1,430,176 shares of Cumulative Preferred and 2,250,000 shares and 42,474 shares of Cumulative Preference Stock ($100 par value). Con Edison has called its outstanding Cumulative Preference Stock for redemption on December 16, 1997. The authorized shares of Holding Company include 6,000,000 shares of preferred stock, none of which are outstanding.

      Preferred Stock. Both the Holding Company's Board of Directors and Con Edison's Board of Trustees are authorized to issue preferred stock in series.

      The voting rights and certain preferences of the Con Edison preferred stock are determined pursuant to Con Edison's Certificate of Incorporation. Holders of the $5 Preferred are entitled to one vote for each share. Except as otherwise required by law, holders of Con Edison's Cumulative Preferred have no right to vote; provided, however, that, after the $5 Preferred shall no longer be outstanding, the Cumulative Preferred shall entitle any holder thereof to one vote for each share and, in addition, whenever dividends are in default for certain periods the holders shall be entitled to certain rights with respect to the election of Con

Edison's Trustees. Without the consent of the holders of the Cumulative Preferred, Con Edison may not create or authorize any kind of stock ranking prior to the Cumulative Preferred or, if such actions would affect the holders of the Cumulative Preferred adversely, be a party to any consolidation or merger, create or amend the terms of the Cumulative Preferred or reclassify the Cumulative Preferred.

      Following the implementation of the Holding Company Proposal, outstanding Con Edison preferred stock will continue as equity securities of Con Edison with the same preferences, designations, relative rights, privileges and powers, and subject to the same restrictions, limitations and qualifications, as were applicable to outstanding Con Edison preferred stock prior to the implementation. See "PROPOSAL NO. 1 - THE HOLDING COMPANY PROPOSAL - Preferred Stock of Con Edison."

      The Holding Company's Restated Certificate of Incorporation provides that the Holding Company preferred stock shall have no voting rights except as fixed by the Holding Company Board of Directors (in which event the voting rights shall not be more than one vote for each share of preferred stock held) or as otherwise required by law. The Restated Certificate of Incorporation does not establish rights, preferences or limitations with respect to Holding Company preferred stock. The Holding Company's Board of Directors is authorized from time to time to issue the preferred stock as preferred stock of any series and, in connection with the creation of each series, to fix by the resolution or resolutions providing for the issuance thereof the number of shares of the series, and the designations, relative rights, preferences, and limitations of the series, to the full extent now or hereafter permitted by the law of the State of New York, except that holders of the preferred stock shall not be entitled to more than one vote for each share of preferred stock held.


      Required Vote for Certain Transactions. The NYBCL currently requires the approval of the board of directors of a corporation followed by the affirmative vote of two-thirds of all outstanding shares entitled to vote thereon to authorize a merger or consolidation (Section 903), the sale, lease, exchange or other disposition of all or substantially all the assets of a corporation (Section 909) or a binding share exchange (Section 913). The Holding Company's Restated Certificate of Incorporation, as permitted pursuant to amendments to the NYBCL which will become effective in February 1998, requires that any such transaction with respect to the Holding Company (other than a merger between the Holding Company and a subsidiary of the Holding Company for which authorization by the stockholders of the Holding Company is not required by applicable law) be authorized by the approval of the Holding Company's Board of Directors followed by the affirmative vote of a majority of all outstanding shares of the Holding Company entitled to vote thereon. Con Edison's Certificate of Incorporation does not address such transactions and, therefore, any such transaction with respect to Con Edison requires approval of Con Edison's Board of Trustees followed by the affirmative vote of two-thirds of all outstanding shares of Con Edison entitled to vote thereon. The lower vote required to authorize such transactions with respect to the Holding Company will facilitate the authorization of such transactions if they have been approved by the Holding Company's Board of Directors.

      Par Value. A designated par value per share is not required under the New York Business Corporation Law ("NYBCL") and serves no useful purpose in modern corporate practice. Pursuant to Section 180 of the New York State Tax Law, every corporation organized under New York law is subject to a tax of one-twentieth of one percent on the amount of the par value of all the shares that it is authorized to issue. Authorized stock without par value is taxed (based upon an assumed par value of $100 per share) at $.05 per share. To reduce taxes in connection with the formation of the Holding Company, the respective par values of shares of Holding Company Common Stock ($.10 par value) and the Holding Company preferred stock ($1.00 par value) have been designated as a lower amount than those of the Con Edison Common Stock ($2.50 par value ) and Con Edison preferred stock ($100 par value, other than the $5 Preferred which has no par value). It is not anticipated that the lower par value of shares of Holding Company Common Stock or the Holding Company preferred stock will affect the market value of these shares.

      Other Provisions. As described in the next section, the Holding Company's Restated Certificate of Incorporation and by-laws are also different from Con Edison's Certificate of Incorporation and by-laws with respect to advance notice of stockholder proposals and director nominations and certain other matters.


Possible Effect of Certain Holding Company Provisions and New York Law

      It is not the intention of Con Edison's Board of Trustees or the Holding Company's Board of Directors to discourage legitimate offers to enhance stockholder value. However, certain provisions of the Holding Company's Restated Certificate of Incorporation and by-laws and New York law may have the effect of discouraging unilateral tender offers or other attempts to acquire the Holding Company. To the extent that these provisions discouraged potential takeover bids, they might limit the opportunity for the Holding Company's stockholders to sell their shares at a premium over then prevailing market prices.

Authorized But Unissued Shares

      Upon implementation of the Holding Company Proposal, not less than 264,404,439 shares of Holding Company Common Stock and 6,000,000 shares of Holding Company preferred stock will be authorized but unissued. As of October 28, 1997, there were 104,956,601 shares of Con Edison Common Stock and 6,777,850 shares of Con Edison preferred stock authorized but unissued. The existence of authorized but unissued shares may make more difficult or discourage a transaction to obtain control of the Holding Company. Such shares might be issued without stockholder approval in transactions that might prevent or render more difficult or costly the completion of a takeover transaction. In this regard, the Holding Company's Restated Certificate of Incorporation grants the Holding Company's Board of Directors, as Con Edison's Certificate of Incorporation grants Con Edison's Board of Trustees, broad corporate power to establish the rights and preferences of preferred stock, one or more classes or series of which could be issued which would entitle holders to exercise rights which could have the effect of impeding a takeover, including rights to convert or exchange the stock into shares of Holding Company Common Stock or other securities or to demand redemption of the stock at a specified price under prescribed circumstances related to a change of control.

Directors and Officers

      Removal for Cause Only. Section 706 of the NYBCL provides that directors can be removed without cause by vote of stockholders if the certificate of incorporation or by-laws of corporation so provide. Neither Con Edison's Certificate of Incorporation nor its by-laws includes a provision with respect to removal of a Trustee of Con Edison, and therefore a Trustee may be removed only for cause. The Holding Company's Restated Certificate of Incorporation provides that a director of the Holding Company may be removed from office only for cause, except that any director elected by a series of Holding Company preferred stock may be removed upon such terms as may be fixed by the Board of Directors in connection with the creation of the series of preferred stock.

      Limitation of Liability and Indemnification. The Holding Company's Restated Certificate of Incorporation provides that, except to the extent limitation of liability or indemnification is not permitted by applicable law:
(i) a director or officer of the Holding Company shall not be liable to the Holding Company or any of its shareholders for damages for any breach of duty in such capacity, and (ii) the Holding Company shall fully indemnify any person made, or threatened to be made a party to an action or proceeding, whether civil or criminal, including an investigative, administrative or legislative proceeding, and including an action by or in the right of the Holding Company or any other enterprise, by reason of the fact that the person is or was a director or officer of the Holding Company, or is or was serving at the request of the Holding Company any other enterprise as a director, officer or in any other capacity, against any and all damages incurred as a result of or in connection with such action or proceeding or any appeal thereof. Any repeal or modification of this provision will not adversely affect any limitation of liability or right, indemnity, immunity or protection of a director or officer of the Holding Company or any other person under the provision with respect to any act or omission occurring prior to the repeal or modification.

      Con Edison's Certificate of Incorporation provides for limitation of liability of a Trustee of Con Edison, and Con Edison's by-laws provide for indemnification of Trustees and officers of Con Edison, to a similar extent as is provided in the Holding Company's Restated Certificate of Incorporation for directors and officers of the Holding Company.

Advance Notice By-law

      Under the Holding Company's by-laws, written notice of any proposal to be presented by any stockholder or any person to be nominated by any stockholder for election as a director must be received by the Secretary of the Holding Company at the principal executive offices of the Holding Company not less than 70 nor more than 90 days prior to the anniversary of the preceding year's annual meeting (the anniversary date for the Holding Company's first annual meeting shall be deemed to be May 19, 1998); provided, however, that if the date of the annual meeting as first publicly announced or disclosed (in a public filing or otherwise) is less than 80 days prior to the date of the meeting, such notice shall be given not more than ten days after such date is first so announced or disclosed. Neither Con Edison's Certificate of Incorporation nor its by-laws includes a provision with respect to advance notice of stockholder proposals or director nominations.

      These advance notice by-laws provisions are intended to provide an orderly process for stockholder action and provide the Holding Company's Board of Directors with a meaningful opportunity to consider a proposal or director nomination by a stockholder and, to the extent deemed necessary or desirable by the Board, inform all of its stockholders of any recommendation of the Board. The provisions may provide sufficient time for the Holding Company to institute litigation or take other steps to respond to a stockholder proposal, or to prevent the proposal from being acted upon, if such response or prevention is thought to be necessary or desirable. The provisions for advance notice of director nominations may inhibit stockholders who do not have any intention of controlling the Holding Company or the Holding Company's Board of Directors from participating in the nomination process for directors; such provisions may also provide sufficient time for the Holding Company to institute litigation or take other steps to prevent the nominee from being elected or serving if such prevention is thought to be necessary or desirable.

Section 912 of the NYBCL

      Section 912 of the NYBCL applies to Con Edison and would apply to the Holding Company following implementation of the Holding Company Proposal.
Section 912 prohibits a "business combination" (as defined in Section 912, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) by a company or its subsidiary with an "interested stockholder" (as defined in Section 912, generally the beneficial owner of 20 percent or more of the company's voting stock) within five years after the person or entity becomes an interested stockholder, unless prior to the person or entity becoming an interested stockholder, the business combination or the transaction pursuant to which the person or entity became an interested stockholder is approved by the company's board of directors. After five years, the business combination may be consummated only if approved by the holders of a majority of the outstanding stock of the company entitled to vote thereon, excluding shares held by the interested stockholder, at a meeting called for the purpose, or pursuant to a stringent "fair price" formula.

Section 70 of the NYPSL

      Under Section 70 of the NYPSL, unless authorized by the PSC, no electric or gas corporation, such as Con Edison, may directly or indirectly acquire the stock or bonds of any other corporation incorporated for, or engaged in, the same or a similar business, or proposing to operate or operating under a franchise from New York State or any other state or any other municipality. In general, no stock corporation other than a gas corporation or electric corporation or street railroad corporation may purchase or acquire, take or hold, more than ten percent of the voting capital stock of any electric or gas corporation organized or existing under or by virtue of the laws of New York except with the consent of, and subject to the terms and conditions set by, the PSC. No consent may be given by the PSC to any such acquisition unless it has been shown that the acquisition is in the public interest.

Preferred Stock of Con Edison

      Implementation of the Holding Company Proposal will not alter the rights of the holders of Con Edison preferred stock as provided in Con Edison's Certificate of Incorporation. Shares of Con Edison preferred stock will not be exchanged in the Share Exchange but will continue as shares of Con Edison preferred stock. Con Edison preferred stock will continue to rank senior to Con Edison Common Stock as to dividends and as to the distribution of Con Edison's assets upon any liquidation.

      Implementation of the Holding Company Proposal is not expected to affect adversely the holders of Con Edison preferred stock. Dividends on Con Edison preferred stock will continue to be paid as before, depending upon the earnings, financial condition and other relevant factors affecting Con Edison. However, the assets or earnings of the Holding Company's subsidiaries other than Con Edison will not be available to pay dividends on Con Edison preferred stock or to make distributions with respect to such preferred stock in the event of a liquidation if the Holding Company Proposal is implemented. See "PROPOSAL NO. 1
- THE HOLDING COMPANY PROPOSAL - The Holding Company's Business - Other Holding Company Subsidiaries."

      Appraisal rights under the NYBCL are not available to holders of Con Edison preferred stock because the preferred stock is not being exchanged and will continue as Con Edison preferred stock following implementation of the Holding Company Proposal.

      Following implementation of the Holding Company Proposal, Con Edison will continue to be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will continue to hold annual shareholder meetings. However, Con Edison may decide not to solicit proxies from holders of the $5 Preferred in connection with the election of Con Edison's Trustees and in connection with other matters requiring the approval of stockholders but not requiring a class vote of the holders of the $5 Preferred or Con Edison's Cumulative Preferred ($100 par value), since the shares of Con Edison Common Stock owned by Holding Company will have sufficient voting power to take action without the vote of the holders. The $5 Preferred and Con Edison's Cumulative Preferred, 4.65% Series C ($100 par value) are currently listed on the New York Stock Exchange, and the listing will not be affected by the Share Exchange. Con Edison will not discontinue proxy solicitation in those cases where the applicable rules of the New York Stock Exchange require continued proxy solicitation.

      Con Edison has called its Cumulative Preference Stock, 6% Convertible Series B ($100 par value) for redemption on December 16, 1997 at the redemption price of $100 per share.] As of October 28, 1997, there were outstanding 42,474 shares of the Series B Preference Stock that were convertible at the option of their holders into an aggregate of 552,162 shares of Con Edison Common Stock. The last reported trading price per share of the Series B Preference Stock, as reported on the New York Stock Exchange on October 3, 1997 was $448 1/2. Shares of Con Edison Common Stock issued upon conversion of shares of the Series B Preference Stock prior to the redemption date would be exchanged in the Share Exchange for shares of Holding Company Common Stock.

Debt of Con Edison

      The debt of Con Edison will continue as obligations of Con Edison following implementation of the Holding Company Proposal. This debt will not be obligations of the Holding Company.

Implementation of the Holding Company Proposal

      The Holding Company Proposal will be implemented pursuant to the Plan of Exchange (included as Exhibit A to this Proxy Statement and Prospectus and incorporated herein by reference) that provides for the Share Exchange, in which each share of Con Edison Common Stock outstanding immediately prior to the Share Exchange will be automatically exchanged for one share of Holding Company Common Stock, the Holding Company will become the owner of all outstanding Con Edison Common Stock and the shares of Holding Company Common Stock held by Con Edison immediately prior to the Share Exchange will be canceled. The Plan of Exchange has been unanimously adopted by Con Edison's Board of Trustees and the Holding Company's Board of Directors.

          Each person who owns Con Edison Common Stock immediately prior to the Share Exchange will own the same number of shares of Holding Company Common Stock immediately following the Share Exchange (assuming the person does not elect the statutory appraisal rights discussed below).

Vote Required

      The affirmative vote of the holders of record on the Record Date of two-thirds of the outstanding shares of Voting Stock is required to approve the Holding Company Proposal. Approval by two-thirds of the Voting Stock will necessarily satisfy an additional statutory requirement that a majority of the outstanding shares of Con Edison Common Stock approve the Share Exchange. Because the requirement for this proposal is the affirmative vote of two-thirds of the outstanding shares of Voting Stock, broker non-votes and abstentions will have the effect of a "no" vote. Holders of Con Edison preferred stock are entitled to receive notice of the Special Meeting, but only holders of Voting Stock on the Record Date are entitled to vote at the Special Meeting.

Conditions To The Share Exchange

      In addition to approval of the Holding Company Proposal by the holders of Voting Stock, the Share Exchange is subject to the satisfaction of the following conditions:

      (i) all necessary orders, authorizations, approvals or waivers from the PSC and all other applicable regulatory bodies, boards or agencies shall have been received or remain in full force and effect, as the case may be, and shall not include, in the sole judgment of Con Edison's Board of Trustees, unacceptable conditions; (see "PROPOSAL NO. 1 - THE HOLDING COMPANY PROPOSAL - Regulatory Approvals")

      (ii) shares of Holding Company Common Stock to be issued in connection with the exchange shall have been listed, subject to official notice of issuance, by the New York Stock Exchange;

      (iii) the Holding Company's Restated Certificate of Incorporation shall have been filed with the New York State Department of State pursuant to
      Section 807 of the NYBCL; and

      (iv) a certificate of exchange with respect to the Share Exchange shall have been filed with the New York State Department of State pursuant to
      Section 913(d) of the NYBCL.

Regulatory Approvals

      The Share Exchange requires the approval of the PSC pursuant to Section 70 of the NYPSL. In September 1997, the PSC approved the PSC Settlement Agreement, which authorizes a corporate reorganization of Con Edison into a holding company structure. See "PROPOSAL NO. 1. THE HOLDING COMPANY PROPOSAL - The Holding Company's Business - Con Edison."

      The FERC has held that the transfer of a public utility's common stock from its existing stockholders to a holding company constitutes a transfer of the ownership and control of the utility's jurisdictional facilities and is thus a "disposition of facilities" subject to FERC review and approval under Section 203 of the Federal Power Act. In October 1996, FERC issued an order authorizing Con Edison to adopt the proposed holding company structure.

      A provision in the Atomic Energy Act requires that the NRC consent to the transfer of control of NRC licenses. The NRC's staff has in the past asserted that this provision applies to the creation of a holding company by an NRC-licensed utility company in a transaction such as the Share Exchange. Con Edison holds NRC licenses, including an operating license, for its Indian Point 2 nuclear generating station. In December 1996, Con Edison submitted a letter to the NRC informing the NRC of the proposed holding company transaction, and while reserving its right to contest the NRC's jurisdiction over the transaction, requested that if the NRC determines that it has jurisdiction, it consent to the proposed transaction. Con Edison is awaiting NRC action on its letter.

Amendment or Termination

      Con Edison's Board of Trustees and the Holding Company's Board of Directors may amend or terminate the Plan of Exchange, abandon the Share Exchange or amend the Holding Company's Restated Certificate of Incorporation or by-laws at any time prior to the implementation of the Holding Company Proposal. No amendment, however, may materially and adversely affect the rights of Con Edison's stockholders, as determined in the sole judgment of Con Edison's Board of Trustees. Following implementation of the Holding Company Proposal, the Holding Company's Restated Certificate of Incorporation and by-laws may be amended in accordance with applicable law.

Exchange of Stock Certificates

      If the Holding Company Proposal is implemented, it will not be necessary for holders of Con Edison Common Stock to physically exchange their existing stock certificates for certificates of Holding Company Common Stock. The certificates which represent shares of Con Edison Common Stock outstanding immediately prior to the implementation of the Holding Company Proposal will automatically represent an equal number of shares of Holding Company Common Stock immediately after the implementation and will no longer represent Con Edison Common Stock. Thereafter, new certificates bearing the name of the Holding Company will be issued if and as certificates representing shares of Con Edison Common Stock outstanding immediately prior to the implementation of the Holding Company Proposal are presented for exchange or transfer.

Listing of Holding Company Common Stock

      The Holding Company is applying to have Holding Company Common Stock listed on the New York Stock Exchange to trade under the symbol "ED". It is expected that such listing will become effective when the Holding Company Proposal is implemented. Quotations will be carried in newspapers as they have been for Con Edison Common Stock. Following implementation of the Holding Company Proposal, Con Edison Common Stock, which will then be owned by the Holding Company, will no longer trade on any stock exchange and will be delisted and deregistered pursuant to Section 12 of the Exchange Act. The $5 Preferred and Con Edison's Cumulative Preferred 4.65% Series C ($100 Par Value) are traded on the New York Stock Exchange, and the Share Exchange will not affect those listings.

Con Edison Stock Plans

      Pursuant to the Plan of Exchange, all shares of Con Edison Common Stock (including uncertificated whole and fractional shares) held under the Con Edison's Automatic Dividend Reinvestment and Cash Payment Plan, Thrift Savings Plan for Management Employees, Tax Reduction Act Stock Ownership Plan, Retirement Income Savings Plan for Weekly Employees and Discount Stock Purchase Plan, and all options on shares under Con Edison's 1996 Stock Option Plan, will be automatically exchanged for an equal number of shares, or options on shares (in the case of the 1996 Stock Option Plan), of Holding Company Common Stock and the plans will be amended to provide for transactions in Holding Company Common Stock instead of Con Edison Common Stock. Approval of the Holding Company Proposal by the holders of the Voting Stock will also be considered approval of this amendment to the plans.

Material Federal Income Tax Consequences

       Con Edison and the Holding Company have received an opinion from Reid & Priest LLP, their special tax counsel, regarding material federal income tax consequences of the implementation of the Holding Company Proposal. The following is a summary of Reid & Priest's opinion, which is based on certain assumptions and factual representations:

          (1) no income, gain or loss will be recognized by a holder of Con Edison Common Stock upon the exchange solely of such holder's Con Edison Common Stock solely for Holding Company Common Stock;

          (2) no income, gain or loss will be recognized on account of the Share Exchange by holders of outstanding shares of Con Edison preferred stock with respect to their shares of Con Edison preferred stock so long as such holders do not sell or exchange (including as a result of a redemption) their shares of Con Edison preferred stock in a transaction to which Con Edison or an affiliate of Con Edison is a party and which is treated as part of the Share Exchange;

          (3) the tax basis of shares of Holding Company Common Stock received by a former holder of shares of Con Edison Common Stock in an exchange described in (1) above in the aggregate will equal the tax basis of such former holder's shares of Con Edison Common Stock exchanged therefor, and the holding period for such shares of Holding Company Common Stock will include the holding period for shares of Con Edison Common Stock exchanged therefor to the extent that such shares of Con Edison Common Stock were held as a capital asset at the effective time of the Share Exchange;

          (4) no gain or loss will be recognized by the Holding Company or Con Edison on account of the Share Exchange or the issuance of shares of Holding Company Common Stock to the former holders of shares of Con Edison Common Stock pursuant to the Plan of Exchange; and

          (5) the consummation of the Share Exchange will not result in the termination of the existence of the affiliated group of corporations of which Con Edison has been the common parent, and Con Edison will be included in such affiliated group of corporations of which the Holding Company will become the new common parent.

      The former holders of shares of Con Edison Common stock will be required to attach to their income tax returns, and maintain a permanent record of, a complete statement of all the facts relating to the Share Exchange. The facts to be disclosed by a former holder include the former holder's basis in the shares of Con Edison Common Stock transferred to the Holding Company and the nature and number of shares of Holding Company Common Stock received in the Share Exchange.

      The United States federal income tax discussion set forth above is based upon current law and may not apply for certain taxpayers subject to special treatment under the federal income tax laws (for example, foreign corporations and individuals who are not citizens or residents of the United States). The foregoing is not intended to be a comprehensive discussion of all possible federal income tax consequences of the Share Exchange. Furthermore this Proxy Statement and Prospectus does not provide any information regarding the tax consequences of the Share Exchange under the tax laws of any state or any local or foreign jurisdiction. Holders of Con Edison Common Stock are urged to consult their own tax advisors with respect to specific tax consequences of the Share Exchange.

Accounting Treatment

      The consolidated assets and liabilities of the Holding Company and its subsidiaries immediately after the Holding Company Proposal is implemented will be the same as the consolidated assets and liabilities of Con Edison immediately before implementation. The Holding Company, on an unconsolidated basis, will record its investment in Con Edison and in subsidiaries transferred by Con Edison to the Holding Company at their net book value. The Share Exchange will result in the Holding Company becoming the owner of the Con Edison Common Stock. This change in ownership has no accounting effect on Con Edison. The transfers of subsidiaries by Con Edison to the Holding Company will reduce Con Edison's retained earnings by an amount equal to the net book value of the subsidiaries.


Statutory Appraisal Rights

      If the Holding Company Proposal is implemented, holders of Con Edison Common Stock who did not vote for the Holding Company Proposal and who timely dissent and follow the procedures in Sections 623 and 910 of the NYBCL set forth in Exhibit D to this Proxy Statement and Prospectus ("Dissenting Holders") will have certain rights to demand payment in cash for the "fair value" of their shares of Con Edison Common Stock to the extent and on the basis provided in Sections 623 and 910. Failure to follow precisely any required procedure on a timely basis may result in the loss of those rights. Dissenting Holders receiving payment pursuant to those rights would not also be entitled to receive Holding Company Common Stock. Since Con Edison preferred stock is not being exchanged in the Share Exchange, holders of Con Edison preferred stock will not be entitled to statutory appraisal rights.

      The following summary of the applicable provisions of Sections 623 and 910 of the NYBCL is not intended to be a complete statement of the provisions and is qualified in its entirety by reference to the full text of Sections 623 and 910, copies of which are included as Exhibit D to this Proxy Statement and Prospectus.

THIS SUMMARY AND EXHIBIT D SHOULD BE REVIEWED CAREFULLY BY ANY COMMON STOCKHOLDER OF CON EDISON WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO. FAILURE TO STRICTLY COMPLY WITH ANY OF THE PROCEDURAL REQUIREMENTS OF SECTION 623 OR SECTION 910 MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS.

A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF CON EDISON COMMON STOCK THAT ARE HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT WHATEVER APPRAISAL RIGHTS THE BENEFICIAL OWNER MAY HAVE.

      A Dissenting Holder must file a written objection to the proposal with Con Edison before the Special Meeting, or at the Special Meeting but before the vote on the Holding Company Proposal is taken. The written objection must include (i) a notice of the holder's election to dissent, (ii) the holder's name and residence address, (iii) the number of shares of Con Edison Common Stock as to which the holder dissents, and (iv) a demand for payment of the fair value of the holder's shares of Con Edison Common Stock if the Holding Company Proposal is implemented. An objection is not required from any Dissenting Holder to whom Con Edison did not give notice of the Special Meeting in accordance with the NYBCL. Any written objection must be addressed to Consolidated Edison Company of New York, Inc., 4 Irving Place, Room 1618-S, New York, New York 10003,
Attention: Secretary.

      For purposes of perfecting appraisal rights pursuant to Section 623 of the NYBCL, the written objection of a Dissenting Holder, which is addressed as provided above, shall be deemed filed with Con Edison upon receipt of the objection by Con Edison. Neither voting against nor failure to vote for the Holding Company Proposal will constitute the written objection required to be filed by a Dissenting Holder. Failure to vote against the Holding Company Proposal, however, will not constitute a waiver of rights under Sections 623 and 910 of the NYBCL, provided that a written objection has been properly filed. A stockholder voting to adopt the Holding Company Proposal will be deemed to have waived the stockholder's appraisal rights.

      A Dissenting Holder may not dissent as to less than all the shares of Con Edison Common Stock held of record that such holder beneficially owns. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all the shares of Con Edison Common Stock of the beneficial owner, as to which the nominee or fiduciary has a right to dissent, held of record by the nominee or fiduciary. Furthermore, if the shares of Con Edison Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be made in that capacity, and if the shares of Con Edison Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner or owners and expressly state in the demand that the agent is acting as agent for the record owner or owners of the shares of Con Edison Common Stock. A record holder, such an a broker or an agent, who holds shares of Con Edison Common Stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of the beneficial owners who desire to demand appraisal with respect to the shares of Con Edison Common Stock held for the beneficial owners.

      Within ten days after the date the Holding Company Proposal is approved by vote of the Voting Stock, Con Edison or the Holding Company, as the case may be, will give written notice of the adoption by registered mail to each Dissenting Holder. At the time of filing a notice of election to dissent, or within one month thereafter, a Dissenting Holder must submit the certificate or certificates representing the holder's shares of Con Edison Common Stock to Con Edison, for a notation thereon of the election to dissent, after which the certificates will be returned to the holder or other person who submitted them on behalf of the holder. Any Dissenting Holder who fails to submit the certificates for notation will, at the election of Con Edison or the Holding Company (exercised by written notice to such holder within 45 days from the date of filing of the notice to dissent), lose the holder's appraisal rights unless a court, for good cause shown, otherwise directs.

      Within 15 days after the expiration of the period within which holders of shares of Con Edison Common Stock may file their notices of election to dissent, or within 15 days after the implementation of the Holding Company Proposal, whichever is later (but in no case later than 90 days after the stockholders' vote adopting the Holding Company Proposal), Con Edison or the Holding Company, as the case may be, is required to make a written offer (which, if the Holding Company proposal has not been implemented, may be conditioned on such implementation) by registered mail to each Dissenting Holder to pay for the holder's shares of Con Edison Common Stock at a specified price which Con Edison or the Holding Company, as the case may be, considers to be their fair value. If Con Edison or the Holding Company, as the case may be, and a Dissenting Holder are unable to agree as to the value, Con Edison or the Holding Company, as the case may be, in accordance with
Section 623(h) of the NYBCL intends to institute a special proceeding in the New York Supreme Court, New York County to determine the fair value.

Validity of Holding Company Common Stock

      The validity of the shares of Holding Company Common Stock to be issued in the Share Exchange will be passed upon by Milbank, Tweed, Hadley & McCloy, counsel to Con Edison and the Holding Company, One Chase Manhattan Plaza, New York, New York 10005.

Experts

      The consolidated financial statements incorporated in this Proxy Statement and Prospectus by reference to Con Edison's Form 10-K, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                PROPOSAL NO. 2: THE CON EDISON BOARD PROPOSAL

The Con Edison Board Proposal

      The Con Edison Board Proposal is to amend Con Edison's current Certificate of Incorporation to change the authorized number of Trustees. Article EIGHTH of Con Edison's Certificate of Incorporation currently provides as follows:

      "EIGHTH: The number of Trustees shall be not less than thirteen nor more than twenty."

      If the Con Edison Board Proposal is implemented, Article EIGHTH of Con Edison's Certificate of Incorporation will provide as follows:

      "EIGHTH: The number of Trustees shall be not more than 16."

      CON EDISON'S BOARD OF TRUSTEES HAS UNANIMOUSLY APPROVED THE CON EDISON BOARD PROPOSAL, AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL.

Reasons for the Con Edison Board Proposal

      The Con Edison Board Proposal will promote the efficient and effective management of Con Edison. The proposed change in the authorized number of Trustees is consistent with recent corporate governance trends toward smaller boards of directors. It is also consistent with the Holding Company's Restated Certificate of Incorporation, which provides for a board of not more than 16. The elimination of the minimum authorized number of Trustees provides assurance that the Board of Trustees (i) will not be required to fill a vacancy merely to comply with an arbitrary minimum number of Trustees, and (ii) will have a meaningful opportunity to identify qualified persons to fill any unexpected vacancies in the Board. Con Edison does not intend to reduce the number of Trustees to the minimum number permitted under New York law. Pursuant to Section 702 of the NYBCL, the number of directors is not to be less than three. Amendments to the NYBCL, which will become effective in February 1998, will permit a board of directors to consist of one or more directors.

Con Edison's Board of Trustees

      Thirteen Trustees were elected to Con Edison's Board of Trustees at Con Edison's Annual Meeting of Stockholders held on May 19, 1997. The Trustees were elected to serve until Con Edison's next Annual Meeting of Stockholders and until their respective successors shall have been elected and qualified. Two of the current Trustees will not stand for election at Con Edison's next Annual Meeting of Stockholders because they will have reached the mandatory retirement age of 72. For information about the Trustees, see Con Edison's definitive proxy statement, dated April 7, 1997, for its Annual Meeting of Stockholders held on May 19, 1997. If the Holding Company Proposal is implemented, the Trustees of Con Edison will also become directors of the Holding Company, subject to re-nomination and re-election by the stockholders annually. In the future, the Trustees of Con Edison and the directors of the Holding Company may or may not be the same persons. The Holding Company (as owner of the outstanding Con Edison Common Stock) and the holders of the $5 Preferred will participate in the election of Con Edison's Trustees. The holders of the Holding Company Common Stock (the former holders of the Con Edison Common Stock) and the holders of any

Holding Company preferred stock (if any should become outstanding and be entitled to do so) will participate in the election of the Holding Company's directors.

Vote Required

      The affirmative vote of the holders of record on the Record Date of a majority of the outstanding shares of Voting Stock is required to approve the Con Edison Board Proposal. Broker non-votes and abstentions will have the effect of a "no" vote.

                      WHERE YOU CAN GET MORE INFORMATION

      Con Edison files annual, quarterly and special reports, proxy statements and other information with the SEC. Following implementation of the Holding Company Proposal, the Holding Company will also make these filings. You may read and copy any information Con Edison has filed or the Holding Company will file at the SEC's public reference rooms in Washington, D.C., New York, N.Y. and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Con Edison's and the Holding Company's SEC filings are also be available to the public from commercial document retrieval services or at the Internet web site maintained by the SEC at "http://www.sec.gov." In addition, Con Edison's SEC filings may be inspected at the New York and Chicago Stock Exchanges and the Pacific Exchange.

      The Holding Company has filed a Registration Statement on Form S-4 to register with the SEC Holding Company Common Stock to be issued when the Holding Company Proposal is implemented. This Proxy Statement and Prospectus is a part of that Registration Statement and constitutes a prospectus of the Holding Company in addition to being a proxy statement of Con Edison for the Special Meeting. As permitted by SEC rules, this Proxy Statement and Prospectus does not contain all the information you can find in the Registration Statement or in its exhibits. Statements made in this Proxy Statement and Prospectus about the contents of any document included as an exhibit are qualified in their entirety by reference to that exhibit.

      The SEC allows Con Edison to "incorporate by reference" information into this Proxy Statement and Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is legally deemed to be part of this Proxy Statement and Prospectus, except for any information superseded by information in this Proxy Statement and Prospectus or information that is subsequently incorporated by reference in this Proxy Statement and Prospectus. The following Con Edison documents, which have been filed with the SEC (File No. 1-1217) are incorporated by reference in this Proxy Statement and Prospectus:

      Annual Report on Form 10-K for the year ended December 31, 1996;

      Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997;

      Current Reports on Form 8-K, dated March 13, 1997, June 17, 1997, August 29, 1997 and September 23, 1997; and

      Definitive proxy statement, dated April 7, 1997, for the Annual Meeting of Stockholders held on May 19, 1997.

      Con Edison is also incorporating by reference any additional documents that Con Edison files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement and Prospectus and up until the implementation of the Holding Company Proposal.

      If you are a Con Edison stockholder, you may have already received some of the documents incorporated by reference. If you need copies of the documents, you can obtain them through the SEC's Internet website or as otherwise described above. In addition, Con Edison stockholders may obtain from Con Edison copies of documents that have been or may be incorporated in this Proxy Statement and Prospectus, other than exhibits to certain documents, by requesting them in writing or by telephone from:


                         CON EDISON INVESTOR SERVICES
                                 P.O. BOX 149
                                Cooper Station
                        New York, New York 10276-0149
                                 800-522-5522

                                                                     EXHIBIT A

                        AGREEMENT AND PLAN OF EXCHANGE
                                   Between
                          Consolidated Edison, Inc.
                                     and
                Consolidated Edison Company of New York, Inc.

1. The name of the acquiring corporation is Consolidated Edison, Inc. (the "Acquiring Corporation"). The name of the subject corporation is
      Consolidated Edison Company of New York, Inc. (the "Subject Corporation"). The Subject Corporation was originally incorporated on November 10, 1884 under the name "Consolidated Gas Company of New York."

 2. (a) The Restated Certificate of Incorporation (as defined below) of the Acquiring Corporation authorizes the Acquiring Corporation to issue 500,000,000 shares of Common Shares ($.10 par value) ("Common Shares") and 6,000,000 shares of Preferred Shares ($1.00 par value). As of the date hereof, 100 shares of Common Shares and no Preferred Shares ($1.00 par value) are outstanding. Holders of the Common Shares of the Acquiring Corporation are entitled to one vote for every share pursuant to Section 612 of the Business Corporation Law of the State of New York ("NYBCL"). Holders of the Preferred Shares ($1.00 par value) of the Acquiring Corporation are not entitled to vote except as fixed by its
      Board of Directors pursuant to ARTICLE Fourth of the Restated Certificate of Incorporation of the Acquiring Corporation and as otherwise required by applicable law. This specification of the classes of shares of the shares of the Acquiring Corporation that are entitled to vote is qualified in its entirety by reference to the Restated Certificate of Incorporation of the Acquiring Corporation.

      (b) The Certificate of Incorporation of the Subject Corporation authorizes the Subject Corporation to issue (i) 340,000,000 shares of Common Stock ($2.50 Par Value) ("Common Stock"), of which 235,043,399 are outstanding as of the date hereof; (ii) 1,915,319 shares of $5 Cumulative Preferred Stock (without par value), of which 1,915,319 shares are outstanding as of the date hereof; (iii) 6,000,000 shares Cumulative Preferred Stock ($100 Par Value) of which, as of the date hereof, 70,612 shares are outstanding as 5 3/4% Series A, 138,438 shares are outstanding as 5 1/4% Series B,
      153,296 shares are outstanding as 4.65% Series C, 222,330 shares are outstanding as 4.65% Series D, 475,000 shares are outstanding as 7.20% Series I, and 370,000 shares are outstanding as 6 1/8% Series J; and (iv) 2,250,000 shares of Cumulative Preference Stock ($100 Par Value), of which 42,474 shares are outstanding on the date hereof as 6% Convertible Series
      B. Holders of the Common Stock and $5 Cumulative Preferred Stock (without par value) of the Subject Corporation are entitled to one vote for every share pursuant to Section 612 of the NYBCL. Except as otherwise required by law, holders of the Cumulative Preferred Stock ($100 Par Value) of the Subject Corporation are not entitled to vote; provided, however, that, after the $5 Cumulative Preferred Stock (without par value) shall no longer be outstanding, the Cumulative Preferred Stock shall entitle any holder thereof to one vote for each share and, in addition, whenever dividends are in default for certain periods the holders shall be entitled to certain rights with respect to the election of the Trustees of the Subject Corporation. Without the consent of the holders of the Cumulative Preferred Stock ($100 Par Value), the Subject Corporation may not create or authorize any kind of stock ranking prior to the Cumulative Preferred Stock or, if such actions would affect the holders of the Cumulative Preferred Stock adversely, be a party to any consolidation or merger, create or amend the terms of the Cumulative Preferred Stock or reclassify the Cumulative Preferred Stock. Holders of the Cumulative Preference Stock ($100 Par Value) of the Subject Corporation are not entitled to vote except as otherwise required by law. This specification of the classes and series of shares of the shares of the Subject Corporation that are entitled to vote is qualified in its entirety by reference to the Certificate of Incorporation, as amended, of the Subject Corporation.

      (c) The number of outstanding shares of the Cumulative Preference Stock, 6% Convertible Series B ($100 Par Value) and Common Stock of the Subject Corporation is subject to change prior to the Effective Time (as defined below) if holders of the Cumulative Preference Stock, 6% Convertible Series B ($100 Par Value) exercise their right to convert such shares into shares of Common Stock or if, as provided in Section 4(b) hereof, the Cumulative Preference Stock, 6% Convertible Series B ($100 Par Value) is redeemed.

3. Subject to the terms and conditions of this Agreement and Plan of Exchange, the Exchange (as defined below) shall become effective upon the filing of a certificate of exchange for the Exchange pursuant to Section 913(d) of the NYBCL ("Certificate of Exchange") by the New York State Department of State (the "Department of State") or on such date and time subsequent thereto, not to exceed thirty days, as shall be set forth in such certificate (the "Effective Time").

4.    Prior to the Effective Time,

      (a) this Agreement and Plan of Exchange shall be submitted for adoption by the holders of the Common Stock and $5 Cumulative Preferred Stock (without par value) of the Subject Corporation, voting together as a single class (the "Voting Stock") in accordance with Section 913(c) of the NYBCL;

      (b) subject to the approval of the New York State Public Service Commission (the "PSC"), the Subject Corporation shall redeem the Cumulative Preference Stock, 6% Convertible Series B ($100 Par Value) of the Subject Corporation; and

      (c) the Certificate of Incorporation of the Acquiring Corporation shall be amended and restated as set forth in Attachment No. 1 to this Agreement and Plan of Exchange (the "Restated Certificate of Incorporation").

5.    At the Effective Time,

      (a) each share of Common Stock of the Subject Corporation shall be automatically exchanged for one share of the Common Shares of the Acquiring Corporation (the "Exchange"), which shares of the Acquiring Corporation shall be fully paid and non-assessable;

      (b) the Acquiring Corporation shall acquire and become the owner and holder of each issued and outstanding share of Common Stock of the Subject Corporation;

      (c) each share of Common Shares of the Acquiring Corporation outstanding prior to the Effective Time shall be deemed canceled and restored to the status of authorized but unissued shares;

      (d) each share of Common Stock of the Subject Corporation held under each of the Automatic Dividend Reinvestment and Cash Payment Plan, Thrift Savings Plan for Management Employees, Tax Reduction Act Stock Ownership Plan, Retirement Income Savings Plan for Weekly Employees, and Discount Stock Purchase Plan of the Subject Corporation (the "Stock Plans'") shall be deemed exchanged for a like number of shares (including any fractional and uncertificated shares) of Common Shares of the Acquiring Corporation, which shares shall be held under, or issued under, the Stock Plans as provided in the Stock Plans for shares of Common Stock of the Subject Corporation;
                                   A-2

      (e) each unexpired and unexercised option to purchase shares of Common Stock of the Subject Corporation under the 1996 Stock Option Plan (the "Option Plan") of the Subject Corporation, whether vested or unvested, (an "Original Option") will be deemed converted into an option (a "Substitute Option") to purchase a number of shares of Common Shares of the Acquiring Corporation equal to the number of shares of Common Stock of the Subject Corporation that could have been purchased immediately prior to the Effective Time (assuming full vesting) under the Original Option. In accordance with Section 424(a) of the Internal Revenue Code of 1986, as amended, each Substitute Option shall provide the option holder with rights and benefits that are no less and no more favorable to the holder than under the Original Option; and

      (f) subject to Sections 623 and 910 of the NYBCL, the former holders of shares of Common Stock of the Subject Corporation shall be entitled only to receive shares of Common Shares of the Acquiring Corporation in exchange therefor as provided in this Agreement and Plan of Exchange.

6. The Subject Corporation hereby assigns and the Acquiring Corporation hereby assumes and succeeds to, effective as of the Effective Time, the Automatic Dividend Reinvestment and Cash Payment Plan, Discount Stock Purchase Plan and the Option Plan of the Subject Corporation.

7. The Stock Plans, the Option Plan and the Executive Incentive Plan of the Subject Corporation are hereby amended, effective as of the Effective Time, to provide for shares of Common Shares of the Acquiring Corporation instead of shares of Common Stock of the Subject Corporation.

8. The effectiveness of the Exchange shall be subject to the satisfaction of the following conditions:

      (a) this Agreement and Plan of Exchange shall have been adopted by the holders of the Voting Stock in accordance with Section 913(c) of the NYBCL;

      (b) all necessary orders, authorizations, approvals or waivers from the PSC and all other applicable regulatory bodies, boards or agencies shall have been received, remain in full force and effect, and shall not include, in the sole judgment of the Board of Trustees of the Subject Corporation, unacceptable conditions;

      (c) shares of Common Shares of the Acquiring Corporation shall have been listed, subject to official notice of issuance, by the New York Stock Exchange;

      (d) the Restated Certificate of Incorporation of the Acquiring Corporation shall have been filed with the Department of State pursuant to Section 807 of the NYBCL; and

      (e) the Certificate of Exchange shall have been filed with the Department of State pursuant to Section 913(d) of the NYBCL.

9. It shall not be necessary for holders of Common Stock of the Subject Corporation to physically exchange their existing stock certificates for certificates of Common Shares of the Acquiring Corporation. The certificates which represent shares of Common Stock of the Subject Corporation outstanding immediately prior to the Effective Time shall automatically represent an equal number of shares of Common Shares of the Acquiring Corporation immediately after the Effective Time and will no longer represent Common Stock of the Subject Corporation. Thereafter, new certificates bearing the name of the Acquiring Corporation shall be issued if and as certificates representing shares of Common Stock of the Subject Corporation outstanding immediately prior to the Effective Time are presented for exchange or transfer.

10. Notwithstanding satisfaction of the conditions specified in Section 8 hereof, this Agreement and Plan of Exchange may be amended or terminated, the Exchange abandoned or the Restated Certificate of Incorporation of the Acquiring Corporation amended at any time prior to the filing of the Certificate of Exchange with the Department of State. No amendment, however, may materially and adversely affect the rights of the stockholders of the Subject Corporation, as determined in the sole judgment of the Board of Trustees of the Subject Corporation.



IN WITNESS WHEREOF, this Agreement and Plan of Exchange has been entered into on October 28, 1997.


                        Consolidated Edison, Inc.


                        By:    /s/ Eugene R. McGrath
                              Eugene R. McGrath
                              Chairman, President and
                             Chief Executive Officer

                  Consolidated Edison Company of New York, Inc.


                        By:     /s/ Joan S. Freilich
                              Joan S. Freilich
                              Senior Vice President and
                             Chief Financial Officer

                                                                     EXHIBIT B

                    RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                          CONSOLIDATED EDISON, INC.
                                    under
                 Section 807 of the Business Corporation Law


The undersigned, being the Senior Vice President and Chief Financial Officer and the Senior Vice President, General Counsel and Secretary of Consolidated Edison, Inc., a New York corporation, DO HEREBY CERTIFY as follows:

1.    The name of the corporation is Consolidated Edison, Inc.

2. The certificate of incorporation of the corporation was filed by the Department of State of the State of New York on September 3, 1997.

3. This restated certificate of incorporation was authorized by the board of directors of the corporation by unanimous written consent, dated _______, 1997, followed by the unanimous written consent of the shareholder of the corporation, dated ________________, 1997.

4. The certificate of incorporation of the corporation is hereby amended, as authorized by the Business Corporation Law of the State of New York, to (i) increase the authorized number of Common Shares from 100 to 500,000,000; (ii) authorize the issuance of 6,000,000 Preferred Shares of the par value of $1.00 per share; and (iii) provide for the limitation of liability and indemnification of directors or officers, a maximum number of directors, removal of directors only for cause, amendment of the by-laws by the board of directors, shareholders not to have any preemptive rights and the required approval for certain transactions. The text of the certificate of incorporation of the corporation is hereby restated as so amended to read as follows:

      FIRST. The name of the corporation is Consolidated Edison, Inc. (the "Company").


      SECOND. The purpose for which the Company is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York; provided, however, that the Company is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.


      THIRD. The office of the Company in the State of New York is to be located in the County of New York, State of New York.

      FOURTH.   Authorized Shares.

            1. The aggregate number of shares which the Company shall have authority to issue is 506,000,000, of which 6,000,000 shares of the par value of $1.00 per share shall be designated "Preferred Shares" and 500,000,000 shares of the par value of $.10 per share shall be designated "Common Shares."

            2. Authority is hereby expressly granted to the Board of Directors of this Company from time to time to issue the Preferred Shares as
      Preferred Shares of any series and, in connection with the creation of each such series, to fix by resolution or resolutions providing for the issuance thereof the number of shares of such series, and the designations, relative rights, preferences, and limitations of such series, including provisions for sharing dividends and other distributions of assets with other series of Preferred Shares in the event that dividends and amounts payable on liquidation are not paid in full, to the full extent now or hereafter permitted by the law of the State of New York, except that that holders of Preferred Shares shall not be entitled to more than one vote for each share of Preferred Shares held. The Preferred Shares shall have no voting rights except as fixed by the Board of Directors pursuant to this paragraph and as otherwise required by applicable law.


      FIFTH. The Secretary of State of the State of New York is hereby designated as the agent of the Company upon whom process against it may be served, and the post office address to which the Secretary of State shall mail a copy of any process against the Company which may be served upon him or her is: Consolidated Edison, Inc., 4 Irving Place, New York, New York 10003; Attention: Corporate Secretary.


      SIXTH. Except to the extent limitation of liability or indemnification is not permitted by applicable law: (i) a Director or officer of the Company shall not be liable to the Company or any of its shareholders for damages for any breach of duty in such capacity, and (ii) the Company shall fully indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, including an investigative, administrative or legislative proceeding, and including an action by or in the right of the Company or any other corporation of any type or kind, domestic or foreign, or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise ("Other Enterprise"), by reason of the fact that the person, or the testator or intestate of the person, is or was a Director or officer of the Company, or is or was serving at the request of the Company any Other Enterprise as a director, officer or in any other capacity, against any and all damages incurred as a result of or in connection with such action or proceeding or any appeal thereof, and, except in the case of an action or proceeding specifically approved by the Board of Directors of the Company, the Company shall pay expenses incurred by or on behalf of such person in defending such action or proceeding or any appeal thereof in advance of the final disposition thereof promptly upon receipt by the Company, from time to time, of a written demand of the person for the advancement, together with an undertaking by or on behalf of the person to repay any expenses so advanced to the extent that the person is ultimately found not to be entitled to indemnification for the expenses. For purposes of this Article Sixth, "damages" shall mean judgments, fines, amounts paid in settlement, penalties, punitive damages, excise or other taxes assessed with respect to an employee benefit plan and reasonable expenses, including attorneys' fees and disbursements actually and necessarily incurred. This Article Sixth shall be deemed to constitute contractual obligations of the Company, subject to any amendment of this Certificate of Incorporation, and shall not limit or exclude, but shall be in addition to, any other rights which may be granted by or pursuant to any statute, certificate of incorporation, by-law, resolution or agreement. Any repeal or modification of this Article Sixth shall not adversely affect any limitation of liability or right, indemnity, immunity or protection of a Director or officer of the Company or other person existing hereunder with respect to any act or omission occurring prior to the repeal or modification. The Company may, if authorized by the Board of Directors, enter into an agreement with any person who is, or is about to become, a Director or officer of the Company, or who is serving, or is about to serve, at the request of the Company, any Other Enterprise as a director, officer or in any other capacity, which agreement may provide for indemnification of the person and advancement of defense expenses to the person upon such terms, and to the extent, as may be permitted by law. It is the intent of this Article Sixth to require the Company to indemnify the persons referred to herein for the aforementioned damages, in each and every circumstance in which such indemnification could lawfully be permitted by an express provision of this Certificate of Incorporation, and the indemnification required by this Article Sixth shall not be limited by the absence of an express recital of the circumstances.


      SEVENTH. The number of Directors of the Company shall be not more than 16, the exact number of the Directors to be determined from time to time solely by the affirmative vote of a majority of the total number of Directors the Company would have if there were no vacancies in the Board of Directors. A Director may be removed from office only for cause, except that any Director elected by a series of Preferred Shares may be removed upon such terms as may be fixed by the Board of Directors in connection with the creation of the series of Preferred Shares pursuant to Article Fourth hereof.


      EIGHTH.  The  By-laws  of  the  Company  may  be  adopted,   amended  or
      repealed by the affirmative vote of a majority of the Directors then in office.


      NINTH. No holder of shares of the Company of any class shall have any preemptive right to purchase or subscribe for any part of the shares of the Company or of any shares of the Company to be issued by reason of any increase of the authorized shares of the Company, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures or other securities convertible into or carrying rights, options or warrants to purchase shares of the Company or to purchase or subscribe for any shares of the Company purchased by or on behalf of the Company, or to have any preemptive rights as now or hereafter defined by applicable law.

      TENTH. Except as otherwise required by applicable law, the approval of the Board of Directors followed by the affirmative vote of a majority of all outstanding shares of the Company entitled to vote thereon shall be required for (i) a merger or consolidation to which the Company is a party, other than a merger between the Company and a subsidiary of the Company for which authorization by the shareholders of the Company is not required by applicable law; (ii) the sale, lease, exchange or other disposition of all or substantially all the assets of the Company; or
      (iii) a binding share exchange to which the Company is a party.


IN WITNESS WHEREOF, we have made, signed, and subscribed this restated certificate of incorporation this ___day of ________ 1997 and affirm that the statements contained herein are true under the penalties of perjury.



                                                Joan S. Freilich
                                                Senior Vice President and
                                                   Chief Financial Officer



                                                Peter J. O'Shea, Jr.
                                                Senior Vice President,
                                                General Counsel and Secretary

                                                                     EXHIBIT C
                                     BY-LAWS
                                       OF
                            CONSOLIDATED EDISON, INC.
                       Effective as of __________________


Shareholder's Meetings

SECTION 1. Meetings of the shareholders of the Company may be held at such time and at such place within or without the State of New York as may be designated by the Board of Directors or stockholders holding one-fourth of the outstanding shares entitled to vote at such meeting, except that the annual meeting of shareholders of the Company for the election of Directors and such other business as may properly come before such meeting shall be held on the third Monday in May of each year, unless otherwise determined by the Board of Directors.

Notice
Shareholders'
Meeting

SECTION 2. Notice of the time and place of each shareholders' meeting and the purpose of the meeting shall be mailed by the Secretary of the Company, or other officer performing his or her duties, not less than the minimum nor more than the maximum number of days permitted under New York law, to each shareholder of record, at his or her last known Post Office address; provided, however, that if a shareholder be present at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, or in writing waives notice thereof before or after the meeting, the mailing to the shareholder of notice of the meeting is unnecessary.


Quorum
Shareholders

SECTION 3. The holders of a majority of the outstanding shares of the Company entitled to vote at a shareholders' meeting, present in person or by proxy, shall constitute a quorum, but less than a quorum shall have power to adjourn.

Chairman,
Secretary,
Shareholders' Meetings

SECTION 4. The Chairman of the Board of Directors, or in his or her absence the President of the Company, shall preside over each shareholders' meeting as Chairman of the meeting. In their absence, a Vice President designated by the Board of Directors shall preside as Chairman of the meeting. The Chairman of the meeting is authorized to establish such procedures for the conduct of the meeting, and to make all determinations with respect to the conduct of the meeting, that the Chairman, in his or her sole discretion, deems appropriate, including determinations as to whether business was properly brought before the meeting. If the Chairman of the meeting shall determine, in his or her sole discretion, that any business was not properly brought before the meeting or was not in compliance, or conflicts, with the procedures for the conduct of the meeting, these By-laws, the Company's Certificate of Incorporation or any applicable law or regulation, then such business shall not be voted upon, or otherwise considered, at the meeting. The Secretary of the Company shall act as Secretary of the meeting, if present. In his or her absence, the Chairman of the meeting may appoint any person to act as Secretary of the meeting.

Adjournment of Shareholders' Meetings

SECTION 5. A shareholders' meeting may be adjourned by the Chairman of the meeting, or by the vote of a majority of the shares of the Company that are represented, in person or by proxy, at the meeting whether or not a quorum is present.



Inspectors of Election


SECTION 6. At each meeting of shareholders at which votes are to be taken by ballot there shall be at least two and not more than five inspectors of election of shareholders' votes, who shall be either designated prior to such meeting by the Board of Trustees or, in the absence of such designation, appointed by the Chairman of the meeting.

Shareholder Proposals

SECTION 7. Business properly brought before any shareholders' meeting shall include matters specifically set forth in the Company's notice of the meeting given to shareholders and matters which the Chairman of the meeting, in his or her sole discretion, causes to be placed on the agenda of any such meeting. Such business shall also include any proposal of a shareholder of this Company and any nomination by a shareholder of a person or persons for election as director or directors, if such shareholder has made a written request to this Company to have such proposal or nomination considered at such meeting, as provided herein, and further provided that such proposal or nomination is otherwise proper for consideration under the procedures for the conduct of the meeting, these By-laws, the Company's Certificate of Incorporation or any applicable law or regulation.

Written notice of any proposal to be presented by any shareholder or any person to be nominated by any shareholder for election as a Director must be received by the Secretary of the Company at its principal executive office not less than 70 nor more than 90 days prior to the anniversary date of the previous year's annual meeting (the anniversary date for the Company's first annual meeting shall be deemed to be May 19, 1998); provided, however, that if the date of the annual meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 80 days prior to the date of the meeting, such notice shall be given not more than ten days after such date is first so announced or disclosed. Public notice shall be deemed to have been given more than 80 days in advance of the annual meeting if the Company shall have previously disclosed, in these By-laws or otherwise, that the annual meeting in each year is to be held on a determinable date, unless and until the Board of Directors determines to hold the meeting on a different date.

A shareholder's notice of any proposal shall set forth the text of the proposal, a brief statement of the reasons why the shareholder favors the proposal, the shareholder's name and address, the number and class of all shares of the Company beneficially owned by the shareholder, any material interest of the shareholder in the proposal and, if the shareholder intends to solicit proxies in support of the proposal, a statement to that effect.

Shareholder Nominations of Directors

A shareholder's notice of any person to be nominated by the shareholder for election as a Director shall set forth the name of the person to be nominated, the number and class of all shares of the Company beneficially owned by the shareholder's nominee, any information regarding the shareholder's nominee that would have been required to be included in a proxy statement filed pursuant to the rules under the Securities Exchange Act of 1934, as amended, if proxies for such shareholder's nominee had been solicited by the Board of Directors, the signed consent of the shareholder's nominee to serve as a Director if elected, the shareholder's name and address, the number and class of all shares of the Company beneficially owned by the shareholder, a description of all arrangements or understandings between the shareholder and the shareholder's nominee or any other person or persons (naming such person or persons) with respect to the nomination of the shareholder's nominee and, if the shareholder intends to solicit proxies in support of the proposal, a statement to that effect.

Board of Directors
Vacancies
Fees

SECTION 8. The affairs of the Company shall be managed under the direction of the Board of Directors, who shall be elected annually by the shareholders by ballot and shall hold office until their successors are elected and qualified. Vacancies in the Board of Directors may be filled by the Board by the vote of a majority of Directors then in office. Members of the Board of Directors shall be entitled to receive such reasonable fees or other forms of compensation, on a per diem, annual or other basis, as may be fixed by resolution of the Board of Directors or the shareholders in respect of their services as such, including attendance at meetings of the Board and its committees; provided, however, that nothing herein contained shall be construed as precluding any Director from serving the Company in any capacity other than as a member of the Board or a committee thereof and receiving compensation for such other services.

Board Meetings
Notices
Quorum
Participation by Conference Telephone
Action by Unanimous Written Consent

SECTION 9. Meetings of the Board of Directors shall be held at the time and place fixed by resolution of the Board or upon call of the Chairman of the Board, the President, or any three Directors. The Secretary of the Company or officer performing his duties shall give 24 hours' notice of all meetings of the Board provided that a meeting may be held without notice immediately after the annual election of Directors, and notice need not be given of regular meetings held at times fixed by resolution of the Board. Meetings may be held at any time without notice if all the Directors are present and none protests the lack of notice either prior to the meeting or at its commencement, or if those not present waive notice either before or after the meeting. Notice by mailing or telegraphing, telecopying, electronically mailing or delivering by hand, to the usual business address, residence or electronic mailbox of the Director not less than the time above specified before the meeting shall be sufficient. A majority of the Directors in office, but not less than one-third of the entire Board, shall constitute a quorum, but less than a quorum shall have power to adjourn. The Chairman of the Board or, in his or her absence, a Chairman pro tem elected by the meeting from among the Directors present shall preside at all meetings of the Board. Any one or more members of the Board may participate in a meeting of the Board by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at such meeting. Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board consent in writing to the adoption of a resolution authorizing the action. Each resolution so adopted and the written consents thereto by the members of the Board shall be filed with the minutes of the proceedings of the Board.

Appointment of Executive Committee
Executive Committee Quorum
Other Committees
Participation by Conference Telephone
Action by Unanimous Written Consent

SECTION 10. The Board of Directors, as soon as may be after the election of Directors in each year, may by a resolution passed by a majority of the entire Board, appoint an Executive Committee, to consist of the Chairman of the Board and three or more additional Directors as the Board may from time to time determine, which shall have and may exercise during the intervals between the meetings of the Board all the powers vested in the Board except that neither the Executive Committee nor any other committee appointed pursuant to this section of these By-laws shall have authority as to any of the following matters: the submission to shareholders of any action as to which shareholders' authorization is required by law; the filling of vacancies on the Board or on any committee thereof; the fixing of compensation of any Directors for serving on the Board or on any committee thereof; the amendment or repeal of these By-laws; or the adoption of new By-laws; and the amendment or repeal of any resolution of the Board which by its terms shall not be so amendable or repealable. The Board shall have the power at any time to change the membership of the Executive Committee and to fill vacancies in it. The Executive Committee may make rules for the conduct of its business and may appoint such committees and assistants as it may deem necessary. Four members of the Executive Committee shall constitute a quorum. The Chairman of the Board or, in his or her absence, a Chairman pro tem elected by the meeting from among the members of the Executive Committee present shall preside at all meetings of the Executive Committee. The Board may designate one or more Directors as alternate members of any committee appointed pursuant to this section of the By-laws who may replace any absent member or members at any meeting of the committee. The Board of Directors may also from time to time appoint other committees consisting of three or more Directors with such powers as may be granted to them by the Board of Directors, subject to the restrictions contained in this section of the By-laws. Any one or more members of any committee appointed pursuant to this section may participate in any meeting of the committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting. Any action required or permitted to be taken by any committee appointed pursuant to this section may be taken without a meeting if all members of the committee consent in writing to the adoption of a resolution authorizing the action. Each resolution so adopted and the written consents thereto by the members of the committee shall be filed with the minutes of the proceedings of the committee.


Election of Officers

SECTION 11. The Board of Directors, as soon as may be after the election of Directors in each year, shall elect from their number a Chairman of the Board, who shall be the chief executive officer of the Company, and shall elect a President. The Board shall also elect one or more Vice Presidents, a Secretary and a Treasurer, and may from time to time elect such other officers as they may deem proper. Any two or more offices may be held by the same person, except as otherwise may be required by law.

Term of Office

SECTION 12. The term of office of all officers shall be until the next election of Directors and until their respective successors are chosen and qualify, but any officer may be removed from office at any time by the Board of Directors. Vacancies among the officers may be filled by the Board of Directors at any meeting.


Duties of Executive Officers
Duties of Other Officers

SECTION 13. The Chairman of the Board and the President shall have such duties as usually pertain to their respective offices, except as otherwise directed by the Board of Directors or the Executive Committee, and shall also have such powers and duties as may from time to time be conferred upon them by the Board of Directors or the Executive Committee. In the absence or disability of the Chairman of the Board, the President shall perform the duties and exercise the powers of the Chairman of the Board. In the absence or disability of the President, one of the Vice Presidents, as designated by the Board of Directors, shall perform the duties and exercise the powers of the President . The Vice Presidents and the other officers of the Company shall have such duties as usually pertain to their respective offices, except as otherwise directed by the Board of Directors, the Executive Committee, the Chairman of the Board or the President, and shall also have such powers and duties as may from time to time be conferred upon them by the Board of Directors, the Executive Committee, the Chairman of the Board or the President.


Depositories
Authorization To Transfer Funds

SECTION 14. The Board of Directors shall select such depositories as they shall deem proper for the funds of the Company. All checks and other transfers of such deposited funds shall be authorized only pursuant to resolutions of the Board of Directors. No officers, agents, employees of the Company, or other person, alone or with others, shall have power to make any checks, notes, drafts or other negotiable instruments in the name of the Company or to bind the Company thereby, except pursuant to resolutions of the Board of Directors.

Share Transfers

SECTION 15. Transfer of shares of the Company will be registered on the books of the Company maintained for that purpose upon presentation of share certificates appropriately endorsed. The Board of Directors may, in their discretion, appoint one or more registrars of the stock.


Limitation of Liability
Indemnification

SECTION 16. The Company shall limit the liability to the Company of, and indemnify, Directors and officers of the Company and other persons serving at the request of the Company any other enterprise as a director, officer or in any other capacity as and to the extent provided in the Certificate of Incorporation of the Company.

                                   EXHIBIT D



                             SECTIONS 623 AND 910
                   OF THE NEW YORK BUSINESS CORPORATION LAW



      Section 623. PROCEDURE TO ENFORCE STOCKHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES.--(a) A stockholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of stockholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any stockholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of stockholders without a meeting.

      (b) Within ten days after the stockholders' authorization date, which term as used in this section means the date on which the stockholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite stockholders, the corporation shall give written notice of such authorization or consent by registered mail to each stockholder who filed written objection or from whom written objection was not required, excepting any stockholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

      (c) Within twenty days after the giving of notice to him, any stockholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any stockholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

      (d) A stockholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

      (e) Upon consummation of the corporate action, the stockholder shall cease to have any of the rights of a stockholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the stockholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the stockholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the stockholder is not entitled to receive payment for his shares, or the stockholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a stockholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

      (f) At the time of filing the notice of election to dissent or within one month thereafter the stockholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the stockholder or other person who submitted them on his behalf. Any stockholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting stockholder had at the time of the transfer.

      (g) Within fifteen days after the expiration of the period within which stockholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action in consummated, whichever is later (but in no case later than ninety days from the stockholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each stockholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares.

If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such stockholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each stockholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each stockholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the stockholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the stockholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting stockholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting stockholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any stockholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the stockholders' authorization for or consent to the proposed corporate action the stockholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any stockholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

      (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting stockholder or stockholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

            (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting stockholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

            (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting stockholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

            (3) All dissenting stockholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting stockholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting stockholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

            (4) The court shall determine whether each dissenting stockholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting stockholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the stockholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the stockholder's right to receive payment for shares and its effects on the corporation and its stockholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any stockholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

            (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting stockholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

            (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any stockholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

            (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting stockholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting stockholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

            (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting stockholder the amount found to be due him, upon surrender of the certificate for any such shares represented by certificates.

      (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be canceled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

      (j) No payment shall be made to a dissenting stockholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting stockholder shall, at his option:

            (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

            (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting stockholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

            (3) The dissenting stockholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting stockholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

      (k) The enforcement by a stockholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such stockholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such stockholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

      (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a stockholder under this section shall be given in the manner provided in section 605 (Notice of meetings of stockholders).

      (m) This section shall not apply to foreign corporations except an provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

      Section 910. RIGHT OF STOCKHOLDER TO RECEIVE PAYMENT FOR SHARES UPON MERGER OR CONSOLIDATION, OR SALE, LEASE, EXCHANGE OR OTHER DISPOSITION OF ASSETS, OR SHARE EXCHANGE.--(a) A stockholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce stockholders' right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

      (1) any stockholder entitled to vote who does not assent to the taking of an action specified in subparagraphs (A), (B) and (C).

      (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

            (i) To a stockholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); and

            (ii) To a stockholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subparagraph
      (i), unless such merger effects one or more of the changes specified in subparagraph (b)(6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such stockholder.

      (B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires stockholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the stockholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all its net assets to the stockholders in accordance with their respective interests within one year after the date of such transaction.

      (C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a stockholder whose shares have not been acquired in the exchange.

      (2) Any stockholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Reference is made to Sections 721 to 725 of the New York Business Corporation Law ("NYBCL") which provide for indemnification of directors and officers. Pursuant to Section 721 of the NYBCL, no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the results of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Section 402(b) of the NYBCL permits a certificate of incorporation to set forth a provision limiting or eliminating the personal liability of directors to a corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit the liability of a director (i) if a judgment or other final adjudication adverse to him or her establishes that his or her acts were in bad faith or involved intentional misconduct or a knowing violation of law or
(ii) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (iii) in certain other cases specified in Section 719 of the NYBCL.

      Article SIXTH of Registrant's Restated Certificate of Incorporation provides that, except to the extent limitation of liability or indemnification is not permitted by applicable law: (i) a director or officer of the Registrant shall not be liable to the Registrant or any of its shareholders for damages for any breach of duty in such capacity, and (ii) the Registrant shall fully indemnify any person made, or threatened to be made a party to an action or proceeding, whether civil or criminal, including an investigative, administrative or legislative proceeding, and including an action by or in the right of the Registrant or any other enterprise, by reason of the fact that the person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant any other enterprise as a director, officer or in any other capacity, against any and all damages incurred as a result of or in connection with such action or proceeding or any appeal thereof.

      As permitted by Section 726 of the NYBCL, Registrant has insurance (a) to indemnify Registrant for obligations it incurs for indemnification of its directors and officers, and (b) to indemnify directors and officers of Registrant for losses, costs and expenses incurred by them in actions brought against them in connection with their acts as directors or officers for which they are not indemnified by Registrant. No insurance payment will be made to any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Registrant may also purchase insurance coverage insuring the directors and officers of Registrant against certain liabilities that could arise in connection with administration of Registrant's employee benefit plans.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a)   The following exhibits are filed herewith.

EXHIBIT
NUMBER                        DESCRIPTION OF DOCUMENT

2 Agreement and Plan of Exchange. (Included as Exhibit A to the Proxy Statement and Prospectus in Part I of this Registration Statement.)
3.1 Restated Certificate of Incorporation of Registrant. (Included as Exhibit B to the Proxy Statement and Prospectus in Part I of this Registration Statement.)
3.2 By-laws of Registrant. (Included as Exhibit C to the Proxy Statement and Prospectus in Part I of this Registration Statement.)
3.3.1 Restated Certificate of Incorporation of Consolidated Edison Company of New York, Inc. ("Con Edison") filed with the New York State Department of State on December 31, 1984. (Designated in Con Edison's Annual Report on Form 10-K for the year ended December 31, 1989 (File No. 1-1217) as Exhibit 3(a).)
3.3.2 Certificate of Amendment of Restated Certificate of Incorporation of Con Edison filed with the New York State Department of State on May 16, 1988. (Designated in Con Edison's Annual Report on Form 10-K for the year ended December 31, 1989 (File No. 1-1217) as Exhibit 3(b).)
3.3.3 Certificate of Amendment of Restated Certificate of Incorporation of Con Edison filed with the New York State Department of State on June 2, 1989. (Designated in Con Edison's Annual Report on Form 10-K for the year ended December 31, 1989 (File No. 1-1217) as Exhibit 3(c).)
3.3.4 Certificate of Amendment of Restated Certificate of Incorporation of Con Edison filed with the New York State Department of State on April 28, 1992. (Designated in Con Edison's Current Report on Form 8-K, dated April 24, 1992, (File No. 1-1217) as Exhibit 4(d).)
3.3.5 Certificate of Amendment of Restated Certificate of Incorporation of Con Edison filed with the New York State Department of State on August 21, 1992. (Designated in Con Edison's Current Report on Form 8-K, dated August 20, 1992, (File No. 1-1217) as Exhibit 4(e).)
3.4 By-laws of Con Edison. (Designated in Con Edison's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-1217) as
          Exhibit 3.2.)
5         Opinion of Milbank, Tweed, Hadley & McCloy.
8         Opinion of Reid & Priest LLP
23.1      Consent of Milbank, Tweed, Hadley & McCloy (included in Exhibit 5)
23.2      Consent of Reid & Priest  LLP(included in Exhibit 8)
23.3      Consent of Price Waterhouse LLP
23.4      Consents of Con Edison's Trustees
99.1      Form of Proxy
99.2 Amended and Restated Agreement and Settlement, dated September 19, 1997, between Con Edison and the Staff of the New York State Public Service Commission (without Appendices). (Designated in Con Edison's Current Report on Form 8-K, dated September 23, 1997, (File No. 1-1217) as Exhibit 10.)

      (b) The financial statement schedules are incorporated by reference from Con Edison's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

ITEM 22.  UNDERTAKINGS


      (a)   The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3)to remove from registration by means of a post-effective amendment any shares of Holding Company Common Stock which are not issued in the Share Exchange.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 31st day of October 1997.

                                          Consolidated Edison, Inc.


                                          By:   JOAN S. FREILICH
                                                Joan S. Freilich
                                                Senior Vice President and
                                                   Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


October 31, 1997              EUGENE R. MCGRATH
                              Eugene R. McGrath
                              Chairman of the Board of Directors, President,
                                 Chief Executive Officer and Director
                          (Principal Executive Officer)


October 31, 1997              JOAN S. FREILICH
                              Joan S. Freilich
                              Senior Vice President,  Chief Financial Officer
                                 and Director
                        (Principal Financial Officer and
                          Principal Accounting Officer)


October 31, 1997              PETER J. O'SHEA, JR.
                              Peter J. O'Shea, Jr.
                              Senior Vice President and General Counsel
                                  and Director

                                EXHIBIT INDEX
EXHIBIT                                                                   PAGE
NUMBER                        DESCRIPTION OF DOCUMENT                   NUMBER

2           Agreement  and Plan of  Exchange.  (Included  as  Exhibit A to the
            Proxy  Statement  and  Prospectus  in Part I of this  Registration
            Statement.)
3.1         Restated Certificate of Incorporation of Registrant.  (Included as
            Exhibit B to the Proxy  Statement and Prospectus in Part I of this
            Registration Statement.)
3.2         By-laws  of  Registrant.  (Included  as  Exhibit  C to  the  Proxy
            Statement  and   Prospectus   in  Part  I  of  this   Registration
            Statement.)
3.3.1       Restated  Certificate  of  Incorporation  of  Consolidated  Edison
            Company of New York,  Inc.  ("Con Edison") filed with the New York
            State  Department  of State on December 31, 1984.  (Designated  in
            Con  Edison's  Annual  Report  on Form  10-K  for the  year  ended
            December 31, 1989 (File No. 1-1217) as Exhibit 3(a).)
3.3.2       Certificate of Amendment of Restated Certificate of Incorporation of
            Con Edison filed with the New York State  Department of State on May
            16, 1988. (Designated in Con Edison's Annual Report on Form 10-K for
            the year ended December 31, 1989 (File No. 1-1217) as Exhibit 3(b).)
3.3.3       Certificate of Amendment of Restated Certificate of Incorporation of
            Con Edison filed with the New York State Department of State on June
            2, 1989.  (Designated in Con Edison's Annual Report on Form 10-K for
            the year ended December 31, 1989 (File No. 1-1217) as Exhibit 3(c).)
3.3.4       Certificate of Amendment of Restated  Certificate of Incorporation
            of Con Edison  filed with the New York State  Department  of State on April 28, 1992.  (Designated in Con Edison's  Current Report on
            Form 8-K,  dated  April 24,  1992,  (File No.  1-1217)  as Exhibit
            4(d).)
3.3.5       Certificate of Amendment of Restated  Certificate of Incorporation
            of Con Edison  filed with the New York State  Department  of State on August 21, 1992.  (Designated  in Con Edison's  Current  Report
            on Form 8-K,  dated August 20, 1992,  (File No. 1-1217) as Exhibit
            4(e).)
3.4         By-laws of Con Edison.  (Designated in Con Edison's  Annual Report
            on Form  10-K for the year  ended  December  31,  1996  (File  No.
            1-1217) as Exhibit 3.2.)
5           Opinion of Milbank, Tweed, Hadley & McCloy.
8           Opinion of Reid & Priest LLP
23.1        Consent of Milbank, Tweed, Hadley & McCloy (included in Exhibit 5)
23.2        Consent of Reid & Priest  LLP (included in Exhibit 8)
23.3        Consent of Price Waterhouse LLP
23.4        Consents of Con Edison's Trustees
99.1        Form of Proxy
99.2        Amended and Restated  Agreement and  Settlement,  dated  September
            19,  1997,  between Con Edison and the Staff of the New York State
            Public Service  Commission  (without  Appendices).  (Designated in
            Con  Edison's  Current  Report on Form 8-K,  dated  September  23,
            1997, (File No. 1-1217) as Exhibit 10.)